SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                   FORM S-4
                               AMENDMENT NO. 1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                               PRIME AIR, INC.

      (Exact name of small business issuer as specified in its charter)

    Delaware                         4583                   Applied For
(State or other      (Primary Standard Industrial           (I.R.S. Employer
jurisdiction of      Classification Number)                 Identification No.)
incorporation or
organization)

         8598 112 Street, Ft. Saskatchewan, Alberta, Canada  T8L 3V8;

                         telephone:  403 998-3400

  (Address and telephone number of registrant's principal executive offices)

                   Royle Smith, President, Prime Air, Inc.
         8598 112 Street, Ft. Saskatchewan, Alberta, Canada  T8L 3V8;

                           telephone:  403 998-3400

          (Name, address and telephone number of agent for service) Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]

                        CALCULATION OF REGISTRATION FEE

Title of Each                                    Proposed
Class of                         Proposed        Maximum
Securities        Amount         Maximum         Aggregate      Amount of
to be             to be          Offering        Offering       Registration
Registered        Registered     Price Per Unit (1)             Price (1)  Fee

Shares of Common
Stock, $.001
par value            7,140,213   $.875 per Share $6,247,686     $1,867(1)

               (1)Estimated solely for purpose of calculating the registration fee pursuant to Rule 457. This amount is based upon the average of the bid and asked prices ($.875) of the common stock of the Registrant as of May 8, 1997.

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                               PRIME AIR, INC.
                 (Cross Reference Sheet Pursuant to Rule 404)

                                             HEADING IN PROXY
ITEM NUMBER AND CAPTION                      STATEMENT/ PROSPECTUS


Item 1.   Forepart of Registration                Cover Page
          Statement and Outside Front
          Cover of Prospectus

Item 2.   Inside Front and Outside Back           Inside Front and Outside Back
          Cover Pages of Prospectus               Cover Pages

Item 3.   Risk Factors, Ratio of Earnings to      Prospectus Summary; Risk
          Fixed Charges, and Other Information    Factors

Item 4.   Terms of Transaction                    Item One--Approval of
                                                  Agreement and Plan of Merger

Item 5.   Pro Forma Financial Information         Not Applicable

Item 6.   Material Contracts with Company         Item One-Approval of Agreement
          Being Acquired                          and Plan of Merger

Item 7.   Additional Information Required For        Not Applicable
          Reoffering by Persons and Parties
          Deemed to be Underwriters

Item 8.   Interests of Named Experts and Counsel     Not Applicable

Item 9.   Disclosure of Commission Position on       Not Applicable
          Indemnification for Securities Act
          Liabilities

Item 10.  Information with Respect to S-3            Not Applicable
          Registrants

Item 11.  Incorporation of Certain Information       Not Applicable
          by Reference

Item 12.  Information with Respect to S-2 or         Not Applicable
          S-3 Registrants

Item 13.  Incorporation of Certain Information       Not Applicable
          by Reference

Item 14.  Information with Respect to Registrants    Item One--Approval of
          Other than S-3 or S-2 Registrants          Agreement and Plan of
                                                     Merger
Item 15.  Information with Respect to S-3 Companies  Not Applicable

Item 16.  Information with Respect to S-2 or S-3     Not Applicable
          Companies

Item 17.  Information with Respect to Companies      Prime Air (Del)
          Other than S-2 or S-3 Companies

Item 18.  Information if Proxies, Consents or        Introduction
          Authorizations are to be Solicited

Item 19.  Information if Proxies, Consents or        Not Applicable
          Authorizations are not to be Solicited
          or in an Exchange Offer




                               PRIME AIR, INC.
                           (A Delaware Corporation)
                               8598 112 Street
                  Ft. Saskatchewan, Alberta, Canada T8L 3V8

                          NOTICE OF SPECIAL MEETING
                               OF STOCKHOLDERS
                                  TO BE HELD
                               AUGUST 28, 1997


     To the Stockholders of Prime Air, Inc.:

         A Special Meeting of Stockholders (the "Special Meeting") of Prime Air, Inc., a Delaware corporation, ("Prime Air (Del)") will be held on August 28, 1997, at 10:00 A.M. (local time) at 1850 Airport Road, Pemberton, B.C. Canada, for the following purposes:

     a. To consider and vote upon a proposal to approve a Plan and Agreement of Merger dated March 10, 1997, (the "Merger Agreement") between Prime Air (Del) and Prime Air, Inc., a Nevada corporation, ("Prime Air
          (NV)"), providing for the merger of Prime Air (Del) with and into Prime Air (NV) (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, each outstanding share of common stock of Prime Air (Del) will be converted into one share of common stock of Prime Air (NV).

     b. To transact such other business as may properly come before the meeting or any adjournment or adjournments or postponement or postponements thereof.

         Only holders of record of common stock at the close of business on July 14, 1997 are entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments or postponement or postponements thereof. A list of shareholders entitled to vote at the Special Meeting will be kept on file at the offices of Prime Air (Del) at least ten days prior to the Special Meeting and may be reviewed by any shareholder during regular business hours.

     To assure that your vote will be included, please complete, date and sign the enclosed proxy and return it promptly whether or not you plan to attend the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting.

                              By Order of the Board of Directors



_________, 1997                     By
                                        John Eberhard, Secretary

                               PRIME AIR, INC.
                           (A Delaware Corporation)
                               8598 112 Street
                  Ft. Saskatchewan, Alberta, Canada T8L 3V8

                                    PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Royle Smith and Gregory Duffy as proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Prime Air, Inc., a Delaware corporation, ("Prime Air (Del)") held of record by the undersigned on July 14, 1997, at the Special Meeting of Shareholders to be held on August 28, 1997, or any adjournment or postponement thereof.

1. Proposal to approve a Plan and Agreement of Merger dated March 10, 1997, between Prime Air (Del) and Prime Air, Inc., a Nevada corporation, ("Prime Air (NV)"), providing for the merger of Prime Air
          (Del) with and into Prime Air (NV).

          FOR                 AGAINST                       ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

          FOR                 AGAINST                       ABSTAIN

     This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. Please sign exactly as your name appears upon the records of the Company. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                  , 1997


Signature                           Signature (if held jointly)


Please Print Name                   Please Print Name

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY TO PRIME AIR (DEL) AT THE ADDRESS SET FORTH ON THIS PROXY.

                          PROXY STATEMENT/PROSPECTUS
                              DATED ______, 1997


                               PRIME AIR, INC.
                           (A Delaware Corporation)


                         Special Meeting of Stockholders
                        To be Held August 28, 1997

              7,140,213 Shares of Common Stock, Par Value $.001




         This Proxy Statement is also a Prospectus with respect to shares of Common Stock, par value $.001 per share of Prime Air, Inc., a Nevada corporation ("Prime Air (NV)") to be issued to shareholders of Prime Air, Inc., a Delaware corporation ("Prime Air (Del)") upon conversion of their shares of Prime Air
(Del) into shares of Common Stock of Prime Air (NV) on the basis of one share of Prime Air (NV) for each share of Prime Air (Del), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") described herein, attached as Appendix "A." Prime Air (NV) has filed a Registration Statement with the U.S. Securities and Exchange Commission covering 7,140,213 shares of Common Stock of Prime Air
(NV), which shares represent the maximum number of shares issuable upon consummation of the merger called for by the Merger Agreement (the
"Merger").

         THIS OFFERING IS HIGHLY SPECULATIVE AND INVOLVES SPECIAL RISKS CONCERNING THE COMPANY AND ITS BUSINESS. (SEE PAGE 3, "RISK
FACTORS.")

     This Proxy Statement/Prospectus is first being sent to shareholders of Prime Air (Del) on or about _____, 1997.

     The address of both Prime Air (NV) and Prime Air (Del) is 8598 112 Street, Ft. Saskatchewan, Alberta, Canada T8L 3V8; telephone (403) 998-3400.

     No person has been authorized to give any information or make any representation concerning Prime Air (NV), Prime Air (Del), the capital stock of either company, or the Merger Agreement, other than as contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not constitute an offer to sell any securities other than the registered securities to which it relates or an offer to sell the securities covered by this Proxy Statement/Prospectus in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement/Prospectus is _________, 1997.

                            ADDITIONAL INFORMATION

         Prime Air (Del) has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock of Prime Air (NV). The Proxy Statement/Prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Prime Air (NV) and the shares to be issued pursuant hereto, reference is hereby made to the registration statement and the schedules and exhibits filed as a part thereof. The Proxy Statement/Prospectus describes the material terms of exhibits referred to in the Proxy Statement/Prospectus. The registration statement, including exhibits thereto, may be inspected without charge at the Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202-2648, and copies of all or any part thereof may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission, or from the Commission's Internet web site at http://www.sec.gov.

     The Company is not a reporting company. However, the Company intends to deliver an annual report to security-holders which will include audited financial statements.
                              TABLE OF CONTENTS

                                                                          Page




     Introduction............................................................1

     Proxy Statement/Prospectus Summary......................................2

     Risk Factors............................................................3

     Security Ownership of Certain Beneficial Owners and Management..........4

     Item One--Approval of Agreement and Plan of Merger......................6

     Prime Air (Del).........................................................7

     Legal Matters..........................................................22

     Independent Public Accountants.........................................22

     Experts................................................................22

     Other Information......................................................22

     Index to Financial Statements..........................................23

     Financial Statements

     Appendix "A"  Plan and Agreement of Merger

     Appendix "B"  Delaware Corporation Law, Section 262, Appraisal Rights

                                 INTRODUCTION


         This Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $.001 per share (the "Common Stock"), of Prime Air (NV), in connection with the solicitation of proxies by the Board of Directors of Prime Air (Del) for use at a Special Meeting of Stockholders of Prime Air (Del) (the "Special Meeting") to be held at 1850 Airport Road, Pemberton, B.C., Canada, on August 28, 1997, at 10:00 A.M. (local time), and at any adjournment or adjournments or postponement or postponements thereof. This Proxy Statement/Prospectus, the enclosed Notice and the enclosed form of Proxy are being first mailed to stockholders of Prime Air (Del) on or about
      , 1997.

Voting at the Special Meeting

         The Board of Directors of Prime Air (Del) has fixed the close of business on July 14, 1997, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding 7,140,213 shares of Common Stock.. Holders of record of Common Stock on the Record Date are entitled to cast one vote per share, exercisable in person or by properly executed proxy, with respect to each matter to be considered by them at the Special Meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock of Prime Air (Del) entitled to vote is necessary to constitute a quorum at the Special Meeting.

        The approval of at least a majority of the outstanding shares of Common Stock of Prime Air (Del) will be required to approve the Merger, and the approval of at least a majority of the shares of Common Stock voted at the Special Meeting will be required to approve all other items set forth in the Notice. The executive officers and directors (and their affiliates) of Prime Air (Del) own approximately 7.66% of the outstanding shares of Prime Air (Del). Prime Air (NV) has been informed that those executive officers and directors of Prime Air (Del) presently intend to vote in favor of the Merger. In addition, shareholders owning approximately 37.07% of the outstanding stock have indicated to management that they intend to vote for the merger. (See _security ownership of certain beneficial owners or management_)

         THE BOARD OF DIRECTORS OF PRIME AIR (DEL) UNANIMOUSLY
RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE FOR THE MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING.

Proxies

     All shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies previously have been revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, proxies will be voted for each item set forth in the Proxy. If any other matters are properly presented to the Special Meeting for action, the persons named in the enclosed form or forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the persons giving it before it is voted. Proxies may be revoked by filing with the Secretary of Prime Air (Del) written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Prime Air (Del), or by attending the Special Meeting and voting in person. Any written notice revoking a proxy should be sent to the offices of the Company.

     Prime Air (Del) will bear the cost of preparing and mailing the proxy material furnished to the shareholders in connection with the Special Meeting. The return of proxies may be solicited by mail, personal interview, telephone or telegraph by management of Prime Air (Del).

        Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, does not have the discretion to vote the beneficial owner's shares with respect to the proposals. Any broker or nominee "non-votes" with respect to the proposals will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes on the matters.

        With regard to any vote to adjourn the meeting in the event that management wishes to continue to solicit votes to approve the transaction, proxies voting against the proposal may not be used by management to vote for adjournment pursuant to its discretionary authority.


                      PROXY STATEMENT/PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein:

The Companies

     Prime Air (Del) is the parent of a wholly owned subsidiary, Prime Air, Inc., a company incorporated under the laws of the Province of British Columbia, Canada ("Prime Air (BC)"). Prime Air (BC) has entered into a lease and operating agreement with the Village of Pemberton, British Columbia, Canada, to plan, develop, construct, manage, and operate a terminal facility at the Pemberton Airport. Prime Air (BC) has constructed the basic terminal building and proposes to offer regular, scheduled air service to Pemberton Airport to serve the nearby resort community of Whistler.

     Prime Air (NV) was incorporated by Prime Air (Del) for the purpose of changing the domicile of Prime Air (Del) to the State of Nevada. Prime Air (NV) is a wholly owned subsidiary of Prime Air (Del) and has had no activities except in relation to organization of such company and this Merger.

         The address of both Prime Air (NV) and Prime Air (Del) is 8598 112 Street, Ft. Saskatchewan, Alberta, Canada T8L 3V8. The telephone number for each is (403) 998-3400. The surviving entity, Prime Air (NV), will be governed by Nevada law. (See "Item One--Approval of Agreement and Plan of Merger-- Differences in Rights of Prime Air (Del) Shareholders as a Result of the Merger.")

Merger Agreement

         The Merger Agreement provides for Prime Air (Del) and Prime Air (NV) to merge (the "Merger"). Prime Air (NV) will be the surviving corporation and will succeed to all of the assets, liabilities, rights, and obligations of Prime Air
(Del). The Merger Agreement contains certain conditions which must be fulfilled before the parties will be obligated to consummate the Merger, including the approval of the Merger Agreement by the holders of a majority of the shares of Common Stock of Prime Air (Del).

     Upon the effectiveness of the Merger, each share of Common Stock of Prime Air (Del) will be converted into one share of Common Stock of Prime Air (NV). All outstanding warrants and options to buy the Common Stock of Prime Air (Del) will be converted into warrants or options to purchase a like number of shares of Common Stock of Prime Air (NV). Upon the effectiveness of the Merger former shareholders of Prime Air (Del) will hold the same percentage of the outstanding shares of Prime Air (NV).

     The Merger will not result in any changes in the provisions of the Articles of Incorporation of Prime Air (NV), and there will be no changes in the bylaws of Prime Air (NV).

Management and Operations After the Merger

     The current management of Prime Air (NV) is identical to the current management of Prime Air (Del) and will not be affected by the Merger. The business of Prime Air (Del), as conducted by its wholly owned subsidiary, Prime Air (BC), will continue to be the business of Prime Air (NV) without any effect of the Merger.

Federal Income Tax Consequences

     The tax advisor to Prime Air (NV) has advised that, for U.S. federal income tax purposes, the transactions contemplated by the Merger Agreement will constitute tax-free reorganizations.

Rights of Dissenting Shareholders

         The shareholders of Prime Air (Del) have the right to dissent from the Merger and, subject to certain conditions provided for under Delaware law, receive payment of the "fair value" of their Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger. On May 12, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price of the Common Stock of Prime Air (Del) was $1.12 per share. Shareholders are advised that the amount to be paid to dissenters, even after determination by a court, could be more or less than $1.12 per share. The Merger Agreement conditions the obligation of Prime Air (Del) to merge on there not being more than 352,010 shares of Common Stock of Prime Air (Del) (approximately 5%) dissenting from the Merger. (See Appendix B attached hereto).

Recent Prices of Common Stock

     The Common Stock of Prime Air (Del) was traded on the NASDAQ Electronic Bulletin Board until approximately July 23, 1996, at which time management of the company requested the market makers in the stock to voluntarily suspend trading in the stock until adequate information concerning the company could be furnished to the public. Trading on the NASDAQ Electronic Bulletin Board was recommenced on March 27, 1997, under the trading symbol "PMAR." On May 12, 1997, the last trading day prior to the announcement of the approval by the Board of Directors of the proposed Merger, the closing sale price per share of the Common Stock of Prime Air (Del) was $1.12. On _______, 1997, the last trading day for which quotations were available prior to the mailing of this Proxy Statement/Prospectus, the closing price per share of Common Stock was $______.

      Little or no trading has occurred since the date trading was reestablished on March 27, 1997, and therefore management believes that no established trading market exists for the shares of Common Stock of Prime Air (Del).

Federal or State Regulatory Requirements

         Except with regard to the statutory provisions of the States of Delaware and Nevada concerning the merger of the two entities, management does not believe that there are any other federal or state approvals which must be obtained in connection with the proposed merger.


                                 RISK FACTORS

     In evaluating the Merger, Prime Air (Del) shareholders should consider the following factors and should carefully review the information contained elsewhere in this Proxy Statement/Prospectus:

      a. Additional Capital Requirements. Prime Air (BC) does not have sufficient funds to commence its principal operations. Management estimates that the company will require capitalization of approximately $1,410,000 to commence such operations for the first year. There is no assurance that Prime Air (Del) will be able to raise such funds to commence principal operations. (See "Management's Discussion and Analysis.")

     b. Limited Capitalization. Prime Air (Del) has had no income from operations to date and operations are not scheduled to begin, if at all, until the fall of 1997. (See AManagement=s Discussion and Analysis@ and "Financial Statements.")

     c. No Operating History. Prime Air (BC), the operating subsidiary of Prime Air (Del), has no operating history and has yet to produce a profit. For the three months ended March 31, 1997, and for the years ended December 31, 1996 and 1995, Prime Air (Del) had net losses of ($20,361), ($238,416), and ($71,266), respectively, and as of March
          31, 1997, had an accumulated deficit of ($659,583). There is no assurance that it will ever be profitable. As a new enterprise, it is likely to be subject to risks management has not anticipated. Prime Air (BC) has limited resources and is dependent on funding from Prime Air (Del) to allow it to conduct operations. However, Prime Air (Del) has no operations other than raising capital through equity offerings of its common stock. Therefore, unless Prime Air (Del) is able to continue to raise funds through such equity financing, the resources of Prime Air (Del) may not be sufficient for the needs of Prime Air
          (BC), and it may have inadequate funds to finance such operations. (See "Prime Air (Del)," "Management's Discussion and Analysis" and "Financial Statements.")

     d. "Going Concern" Limitation. Prime Air (Del) is presently in its development stage and currently has minimal sources of revenue to provide incoming cash flows to sustain future operations. The future successful operation of the company is dependent upon its ability to obtain the financing required to complete the terminal construction and commence operation thereof on an economically viable basis. The consolidated financial statements of Prime Air (Del) have been prepared on a "going concern" basis which assumes the entity will be able to realize its assets, obtain the required financing, and discharge its liabilities and commitments in the normal course of business, of which there is no assurance. (See "Prime Air (Del)," "Management's Discussion and Analysis," and Financial
          Statements.")

     e. Start-up Business. Prime Air (BC) is in a start-up phase (development stage) and has not engaged in any operations to date. There is no certainty that Prime Air (BC) will be successful in overcoming the risks of development in order to advance beyond the start-up phase (development stage). Such start-up risks include, but are not limited to, the following: (i) no marketing professionals have been hired to implement Prime Air (BC)'s skeletal marketing plan;
          (ii) no definitive agreement has been entered into with regard to the aircraft and aircraft services needed to implement the company's business, and (iii) Prime Air (BC) has not yet obtained the necessary licenses and operating certificates. (See "Prime Air (Del)," "Management's Discussion and Analysis," and "Financial
          Statements.")

     f. Competition. Prime Air (BC) proposes to engage in a market which is highly competitive. The company will be competing with other forms of transportation to the Whistler ski resort, such as bus and other ground shuttle services, many of which services are owned by more established companies having much greater financial resources, experience, and personnel resources than Prime Air (BC). Prime Air
          (BC) has not performed any marketing studies that would indicate unsatisfied demand for its services. (See "Prime Air (Del).")

     g. Government Regulations. The air transportation industry in Canada is heavily regulated. It will be necessary that Prime Air
          (BC), or any company engaged by Prime Air (BC) to conduct the air transportation operations, obtain and maintain all necessary licenses and operating certificates. Prime Air (BC) has entered into a Memorandum of Agreement with Voyageur Airways Limited to conduct such air transportation operations. Voyageur has represented to management that it has the necessary licenses and operating certificates to conduct such operations for Prime Air (BC). However, the parties have not entered into a definitive agreement, and Prime Air (BC) has not sought its own licenses and operating certificates. Should the parties fail to reach a definitive agreement, Prime Air (BC) may experience substantial delays in finding another operating company or in obtaining its own licenses and certificates. (See "Prime Air
          (Del).")

     h. No Established Public Market for Stock. At present, no established market exists for the Common Stock of Prime Air (Del). The Common Stock of Prime Air (Del) is currently traded on the NASDAQ Electronic Bulletin Board. However, the number of shares traded is extremely limited. (See "Market Information.")

     i. Applicability of Penny Stock Risk Disclosure Requirements. The Common Stock of Prime Air (Del) is and will be considered a "penny stock" as that term is defined in rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers participating in transactions in penny stocks must first deliver a Schedule 15G risk disclosure document which describes the risks associated with penny stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for penny stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. With all these restrictions, the likely effect of the designation as a penny stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock, and to increase the transaction cost of sales and purchases of penny stocks compared to other securities.

     j. Dividend Policy. Prime Air (Del) has never paid a cash dividend on its common stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. (See "Dividend Policy.")

     k. Market Overhang. Prime Air (Del) currently has 4,494,530 shares of its Common Stock which have not been registered with the Securities and Exchange Commission or any state securities agency and which are currently restricted pursuant to Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. All of these shares are restricted from public resale for a period of one year from the date of issuance. The sale of some or all of the restricted shares of Common Stock after such two year holding period could have a material negative impact upon the market price of the Common Stock. Of the total restricted shares, approximately 3,072,478 were believed to have satisfied the one-year holding requirement and to be available for sale pursuant to said Rule as of May 1, 1997. (See "Security Ownership of Certain Beneficial Owners and Management" and "Description of Securities.")


                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

         As of July 23, 1997, management of Prime Air (Del) believes that the following persons beneficially owned in excess of 5% of the Common Stock of the company:

                        Name and Address of     Amount and Nature     Percent of
Title of Class          Beneficial Owner        of Beneficial Ownership    Class


Common Stock            Phillip Johnston           2,124,4701         29.75%
(Par Value $.001)       PMB7 Hibiscus Square Pond St.
                        Grand Turk
                        Turks and Caicos Island, BWI

                        Patricia Jarvis          522,705               7.32%
                        P.O. Box 1056
                        Renton, WA 98057

        Mr. Johnston and Ms. Jarvis have indicated to management of Prime Air
(Del) their intention to vote in favor of the Merger.


     1     Of  these  shares,   1,504,470  are  held   directly  of  record   by
Confederation Capital Corporation Ltd., and 620,000 are held directly of record by Dolphin Trading Ltd.

        The following table sets forth certain information with respect to the ownership of the common stock of Prime Air (Del) by each director and by its officers and directors as a group, as of the date of July 23, 1997:

                  Name of                             Nature of
                  Beneficial      Position with       Beneficial      Amount and
Title of Class    Owner           Prime Air (Del)     Ownership2      Percent of
Class


Common      Blaine Haug          Chairman             Direct             60,000
Stock (Par                                                            0.84%
Value $.001)

            Royle Smith          President       Direct and
                                                 Indirect3               225,000
                                                                      3.15%

          John Eberhard           Secretary and  Direct and
                                 Director        Indirect4               107,670
                                                                       1.51%

          Gregory Duffy           Treasurer     Direct and
                                                Indirect5                154,000
                                                                       2.16%

          Officers and Directors
          as a Group (4 persons)                                         546,670
                                                                      7.66%

     2Unless otherwise indicated, this column reflects amounts as to which the beneficial owner has sole voting power and sole investment power.

     3The shares beneficially owned by Mr. Smith are held directly and of record by Welcome Ford Sales Ltd., a company controlled by Mr. Smith.

     4Of theses shares, 5,000 are beneficially owned directly and of record by Mr. Eberhard's wife, and 88,000 are held in a brokerage account controlled by Mr. Eberhard.

     5Of the shares beneficially owned by Mr. Duffy, 10,000 are held directly and of record by his wife.


                            ITEM ONE--APPROVAL OF
                         AGREEMENT AND PLAN OF MERGER

        This section of the Proxy Statement/Prospectus provides all material terms of the Merger but does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is set forth as Appendix "A" attached hereto and incorporated herein.

     ALL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

General Description

     The Merger Agreement provides that on the effective date of the merger (the "Effective Date"), Prime Air (Del) will be merged with and into Prime Air (NV). Prime Air (NV) will be the surviving corporation. Prime Air (Del), which will not survive the Merger, will be merged into Prime Air (NV) and all of Prime Air
(Del)'s assets, liabilities and property will become the assets, liabilities , and property of Prime Air (NV). The Articles of Incorporation of Prime Air (NV) will be unchanged and there will be no change to its bylaws. Also, the Merger Agreement provides that on the Effective Date, the current management of Prime Air (NV), which consists of the same individuals as management of Prime Air
(Del), will remain the management of the surviving entity. (See "Differences in Rights of Prime Air (Del) Shareholders as a Result of the Merger.")

Effective Date

     The effective Date is the date when the Certificate of Merger has been filed with the Delaware Secretary of State and with the Nevada Secretary of State, which will occur promptly after approval of the Merger Agreement by shareholders of both entities.

Conversion Ratio

     On the Effective Date, each share of outstanding common stock of Prime Air
(Del) will be converted into one share of Prime Air (NV).

Conditions to the Merger

         The merger agreement must be approved by holders of a majority of the outstanding shares of Prime Air (Del)

     The Merger Agreement provides that the effectiveness of the Merger is subject to the condition that shareholders of Prime Air (Del) owning not more than 5% of total outstanding shares of common stock shall exercise their rights as dissenting shareholders to the proposed merger. If shareholders owning in excess of 5% shall exercise such dissenting rights, the proposes merger will be abandoned and the Merger Agreement will not be filed either in the State of Nevada or the State of Delaware.

        If, at any time prior to the effective date of the Merger, events or circumstances occur which in the opinion of a majority of the board of directors of either constituent corporation renders it inadvisable to consummate the Merger, the Agreement of Merger will not become effective even though previously adopted by the shareholders of the corporations.

        These conditions are not waivable.

Effect of the Merger

     Consummation of the Merger and conversion of the Prime Air (Del) common stock into shares of Prime Air (NV) common stock will result in the current shareholders of Prime Air (Del) owning an equal number of shares and the same percentage ownership of Prime Air (NV).

     The Merger will not result in any changes to Prime Air (NV)'s Articles of Incorporation or bylaws concerning the rights of holders of Prime Air (Del) common stock. Outstanding options and warrants to purchase shares of Prime Air
(Del) common stock will also be converted upon the Effective Date of he Merger into options or warrants to purchase Prime Air (NV) common stock. See "ITEM ONE--APPROVAL OF AGREEMENT AND PLAN OF MERGER--Conversion of Options and Warrants."

Shareholder Approval

     The affirmative vote of the holders of a majority of the outstanding shares of Prime Air (Del) common stock is required for approval and adoption of the Merger Agreement. Prime Air (NV) is a wholly owned subsidiary of Prime Air
(Del) which has agreed to consent to the approval and adoption of the Merger Agreement immediately upon such approval and adoption by the shareholders of Prime Air (Del).

        THE BOARDS OF DIRECTORS OF BOTH PRIME AIR (DEL) AND PRIME AIR
(NV) UNANIMOUSLY RECOMMEND A VOTE FOR THE APPROVAL OF THE MERGER
AGREEMENT.

Basis and Reasons for the Merger; Recommendations

        Current management is unaware of the specific reasons why Mr. Parshall, a former officer and director of Prime Air (Del), recommended and transacted the change of domicile of the company from the State of Utah to the State of Delaware. Management does not feel that the added costs of maintaining the company in the State of Delaware as opposed to the lesser costs of maintaining the company in the State of Delaware justify continuing to maintain the domicile in the State of Delaware. While management has not conducted a full analysis of the cost savings in the State of Nevada, management believes that the change of domicile to the State of Nevada would reduce such costs and would be beneficial to the shareholders of the company. Therefore, the Board of Directors recommends that the shareholders vote in favor of the change of domicile.

Interests of Certain Persons in the Merger

     Each of the officers and directors of Prime Air (Del) will also be an officer and/or director of Prime Air (NV) following the Merger. Each of the current shareholders of Prime Air (Del), unless such shareholder should dissent from the Merger, will be a shareholder of Prime Air (NV) owning the same number of shares of Prime Air (NV) as he, she, or it held in Prime Air (Del).

        The Merger will not constitute a change of control of Prime Air (Del). Also, there are no amounts payable to insiders as a result of the Merger.

Conversion of Warrants and Options

     On the Effective Date of the Merger, all warrants and options, if any, under which Prime Air (Del) has agreed to issue Prime Air (Del) common stock shall remain in force and effect as warrants or options to purchase Prime Air
(NV) common stock on the same terms and conditions. At May 1, 1997, there were no outstanding options or warrants to purchase shares of Prime Air (Del). On the Effective Date, any options will be converted into options to purchase a like number of shares of Prime Air (NV) common stock at the same exercise prices per share.

     Prime Air (NV) has no outstanding options or warrants to purchase shares of common stock of Prime Air (NV).

        No Prime Air (Del) and no Prime Air (NV) options will be issued prior to the consummation of the Merger.

Management of Prime Air (NV)

     The officers and directors of Prime Air (Del) are as follows:

          Name           Age  Positions           Director Since


          Blaine Haug    49   Chairman               1994
          Royle Smith    47   President              --
          John Eberhard  52   Secretary and Director 1995
          Gregory Duffy  38   Treasurer              --

     The officers and directors of the subsidiary, Prime Air (BC), are as follows:

          Name                Age       Positions    Director Since


          Blaine Haug         49   President and Director   1989
          Richard T. Shrieves 42   Secretary and Director   1992

     Set forth below is the business experience and biographical information on each of the executive officers and directors of Prime Air (Del) and Prime Air
(BC):

     BLAINE HAUG has been employed as the general manager of Prime Air (Del) since 1989. Mr. Haug currently holds an airline transport pilot license first issued in 1978 by Canada.

     ROYLE SMITH has been the president of Welcome Ford Sales Ltd., a Ford dealership located in Edmonton, Alberta, Canada, since 1981.

     JOHN EBERHARD has operated his own law practice in London, Ontario, Canada, since 1973, and is a member of the Canadian Bar Association. He is also a member of the Law Association of Upper Canada, Middlesex Law Association, Association of Transportation Practitioners (U.S.A.), Lawyer-Pilot Bar Association (U.S.A.-Canada). Mr. Eberhard graduated in 1966 with a bachelor of arts degree and in 1969 with a law degree from the University of Western Ontario.

     GREGORY DUFFY has been employed as general manager of Welcome Ford Sales Ltd. since 1991.

     RICHARD T. SHRIEVES has practiced law since 1980.

     There are no known arrangements or understandings between any of the foregoing individuals and any other person pursuant to which he or she was elected as a director.

     No remuneration was paid to the incumbent directors by the Company during 1996, except for reimbursement of out-of-pocket expenses incurred by such individuals on behalf of the Company.

     There are no arrangements known to management the effect of which would result in a change of control of Prime Air (Del), nor has such a change of control occurred during 1996.

Indemnification

     Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons' conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

     Article VI of the Bylaws of Prime Air (NV) provides that the corporation shall indemnify its directors, officers, agents and other persons to the full extent permitted by the laws of the State of Nevada. Insofar as indemnification for liabilities arising under the Securities Acto of 1933 (the "Act") may be permitted to directors, officers, controlling persons of Prime Air (NV) pursuant to the foregoing provisions, or otherwise, Prime Air (NV) has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The Employment Agreements between Prime Air (Del) and Mr. Smith and Mr. Haug also contain indemnification provisions. (See "Executive
Compensation.")

Executive Compensation

     There has been no compensation awarded to, earned by, or paid to any of the executive officers of the Prime Air (NV) during the year ended December 31, 1996. Prime Air (NV) has no written employment contract with any of its officers.

          The following table sets forth the aggregate executive compensation earned by or paid to the named executive officers by any person for all services rendered in all capacities to Prime Air (Del) for the fiscal years ended December 31, 1994, 1995, and 1996:

     1These shares were issued to Mr. Haug as remuneration for management fees for 1996. For purposes of this table only, the valuation of the 200,000 shares of restricted stock is based upon the market value of the stock which was approximately $0.3125 on March 18, 1996, the date of the award. The value of these shares is based solely upon the closing bid price of the shares on such date. No dividends have been paid on these shares. Notwithstanding the valuation of the shares for purposes of this table, the Board of Directors valued the shares at a significant discount of the market value at the time of award based upon the limited trading volume of market shares, the relatively short operating history of the Company and the risks associated therewith, the limited cash resources of the Company, and as an incentive to retain the continued services of this party.

     2Of these shares, 100,000 were issued to Mr. Smith on January 9, 1996, for accepting the office of Executive Vice-President; 300,000 were issued to him on January 9, 1996, for consulting fees regarding the completion of the Pemberton Airport terminal facility; 200,000 were issued to him on March 18, 1996, as remuneration for management fees for 1996; and 25,000 were issued to Welcome Ford Sales Ltd., a company controlled by him, on March 29, 1996, for administration fees rendered regarding the completion of the Pemberton Airport terminal facility. The valuation of 100,000 and the 300,000 shares of the restricted shares is based upon the market value of the stock which was approximately $0.25 on January 9, 1996, the date of the award; the valuation of 200,000 shares of the restricted shares is based upon the market value of the stock which was approximately $0.3125 on March 18, 1996, the date of the award; and the valuation of 25,000 shares of the restricted shares is based upon the market value of the stock which was approximately $0.4375 on March 29, 1996, the date of the award. The aggregate value of these shares is based solely upon the closing bid price of the shares on such dates. No dividends have been paid on these shares. Notwithstanding the valuation of the shares for purposes of this table, the Board of Directors valued the shares at a significant discount of the market value at the time of award based upon the limited trading volume of market shares, the relatively short operating history of the Company and the risks associated therewith, the limited cash resources of the Company, and as an incentive to retain the continued services of this party.

        Blaine Haug has a written employment agreement with Prime Air (Del) to act as assistant general manager of the company and which covers any and all services performed by him for Prime Air (Del) or any of its wholly or majority owned subsidiaries. Mr. Haug will devote all of his time to the affairs of Prime Air (Del) and its subsidiary under this agreement. The agreement provides that Prime Air (Del) will pay him $100,000 US per annum, payable in cash or in common stock of the company at a price of $0.50 per share for the year ended December 31, 1996, and for future years at a price mutually agreed by the parties. The agreement expressly states that Mr. Haug will exercise the share option payment for 1996. Therefore, Prime Air (Del) issued 200,000 shares of Common Stock to Mr. Haug in lieu of any cash compensation for 1996. Mr. Haug is also to receive reimbursement for all out-of-pocket expenses incurred in connection with his duties; to receive all reasonable travel expenses incurred in the course of his duties as assistant general manager; and to be permitted to participate in any profit sharing, deferred compensation, stock appreciation rights, stock option and other plans and programs adopted by the company. If Mr. Haug is unable to perform his duties because of illness or mental or physical disability, he will receive compensation and benefits for one year.
The term of the agreement is from January 1, 1996, through December 31, 2000, renewable by mutual consent for successive five year periods. The agreement also allows Mr. Haug to provide management services to any other person, firm, or corporation during the term of the agreement. Prime Air (Del) may terminate the employment agreement upon 90 days' written notice, but would be obligated to pay compensation through the remaining term of the agreement. Mr. Haug may terminate the agreement upon 90 days' written notice but would only receive compensation through the date of termination. Upon Mr. Haug's death, his widow or estate would receive compensation for six months from the date of death. If the employment agreement is terminated by the company because of illness or mental or physical disability, Mr. Haug would receive compensation and benefits for six months from such date. Also, the employer may not amalgamate, merge, or consolidate with another person or corporation unless such other person or corporation either expressly assumes the agreement for a term of five years from the closing date or pays Mr. Haug his full compensation for a term of five years or $500,000. (This provision has been waived by Mr. Haug for purposes of the Merger.) The employment contract is deemed to provide personal services by Mr. Haug and therefore, the duties and obligations of Mr. Haug are not assignable by him, although he is permitted to assign all or a portion of his compensation. The agreement contains an indemnity provision which requires Prime Air (Del) to indemnify and save harmless Mr. Haug, his heirs, successors and legal representatives, from expenses and costs associated with any action to which he is a party by reason of being or having been an assistant general manager of the company, if he acted honestly and in good faith with a view to the best interests of the company, and otherwise in accordance with the bylaws of the company. The employment agreement is to be governed by and construed in accordance with the laws of the Province of British Columbia, and any controversy or claim relating to the agreement is to be settled by arbitration in accordance with the provisions of the Arbitration Act of British Columbia. The Merger Agreement provides that Prime Air (NV) shall assume the obligations of such agreement.

        Royle Smith has a written employment agreement with Prime Air (Del) to act as general manager of the company and which covers any and all services performed by him for Prime Air (Del) or any of its wholly or majority owned subsidiaries. Mr. Smith will devote approximately 75% of his time to the affairs of Prime Air (Del) and its subsidiary under this agreement. The agreement provides that Prime Air (Del) will pay him $100,000 US per annum, payable in cash or in common stock of the company at a price of $0.50 per share for the year ended December 31, 1996, and for future years at a price mutually agreed by the parties. The agreement expressly states that Mr. Smith will exercise the share option payment for 1996. Therefore, Prime Air (Del) issued 200,000 shares of Common Stock to Mr. Smith in lieu of any cash compensation for 1996. Mr. Smith is also to receive reimbursement for all out-of-pocket expenses incurred in connection with his duties; to receive all reasonable travel expenses incurred in the course of his duties as assistant general manager; and to be permitted to participate in any profit sharing, deferred compensation, stock appreciation rights, stock option and other plans and programs adopted by the company. If Mr. Smith is unable to perform his duties because of illness or mental or physical disability, he will receive compensation and benefits for one year. The term of the agreement is from January 1, 1996, through December 31, 2000, renewable by mutual consent for successive five year periods. The agreement also allows Mr. Smith to provide management services to any other person, firm, or corporation during the term of the agreement. Prime Air (Del) may terminate the employment agreement upon 90 days' written notice, but would be obligated to pay compensation through the remaining term of the agreement. Mr. Smith may terminate the agreement upon 90 days' written notice but would only receive compensation through the date of termination. Upon Mr. Smith's death, his widow or estate would receive compensation for six months from the date of death. If the employment agreement is terminated by the company because of illness or mental or physical disability, Mr. Smith would receive compensation and benefits for six months from such date. Also, the employer may not amalgamate, merge, or consolidate with another person or corporation unless such other person or corporation either expressly assumes the agreement for a term of five years from the closing date or pays Mr. Smith his full compensation for a term of five years. (This provision has been waived by Mr. Smith for purposes of the Merger.) The employment contract is deemed to provide personal services by Mr. Smith and therefore, the duties and obligations of Mr. Smith are not assignable by him, although he is permitted to assign all or a portion of his compensation. The agreement contains an indemnity provision which requires Prime Air (Del) to indemnify and save harmless Mr. Smith, his heirs, successors and legal representatives, from expenses and costs associated with any action to which he is a party by reason of being or having been an assistant general manager of the company, if he acted honestly and in good faith with a view to the best interests of the company, and otherwise in accordance with the bylaws of the company. The employment agreement is to be governed by and construed in accordance with the laws of the Province of British Columbia, and any controversy or claim relating to the agreement is to be settled by arbitration in accordance with the provisions of the Arbitration Act of British Columbia. The Merger Agreement provides that Prime Air (NV) shall assume the obligations of such agreement.

   Certain Transactions

     Pursuant to the terms of the employment agreement between Prime Air (Del) and Blaine Haug, an officer and a director of such entity, Prime Air (Del) issued 200,000 shares of common stock of the company to Mr. Haug for services rendered during the year ended December 31, 1996. (See "Executive Compensation.")

     Pursuant to the terms of the employment agreement between Prime Air (Del) and Royle Smith, an officer and a director of such entity, Prime Air (Del) issued 200,000 shares of common stock of the company to Mr. Smith for services rendered during the year ended December 31, 1996. In addition, Mr. Smith was issued 100,000 shares on January 9, 1996, for accepting the office of Executive Vice-President, and 300,000 shares were issued to him on January 9, 1996, for consulting services. Also, 25,000 shares were issued to Welcome Ford Sales Ltd., a company controlled by Mr. Smith for administration fees. (See "Executive Compensation.")

     On or about January 3, 1996, Prime Air (Del) issued 370,336 shares of common stock to Confederation Capital Corporation Ltd., a company controlled by Mr. Phillip Johnston, a shareholder owning in excess of 5% of the outstanding stock, for previous money loaned to the company. In addition, Prime Air (Del) issued 94,800 shares to such entity on April 3, 1997, for repayment of advances of $25,583 made by such entity to Prime Air (Del). (See "Security Ownership of Certain Beneficial Owners and Management.")

Information with Respect to Prime Air (NV)

     Prime Air (NV) was incorporated in the State of Nevada on November 10, 1996, solely for the purpose of changing the domicile of Prime Air (Del) from the State of Delaware to the State of Nevada. Prime Air (NV) has conducted no business operations and owns no property. All of the outstanding common stock of Prime Air (NV) is owned by Prime Air (Del). The management of Prime Air (NV) is identical to the management of Prime Air (Del).

     Prime Air (NV) is not a party to any material pending legal proceedings or government actions, including any material bankruptcy, receivership, or similar proceedings. Management of the Prime Air (NV) does not believe that there are any material proceedings to which any director, officer or affiliate of the company, any owner of record of beneficially of more than five percent of the common stock of Prime Air (NV), or any associate of any such director, officer, affiliate of the company, or security holder is a party adverse to Prime Air
(NV) or has a material interest adverse to the company.

     There currently exists no public trading market for the common stock of Prime Air (NV). None of the currently outstanding shares of common stock is subject to outstanding options or warrants to purchase, or securities convertible into, common equity of Prime Air (NV). None of the outstanding shares of common stock could presently be sold pursuant to Rule 144 promulgated by the Securities and Exchange Commission, nor has Prime Air (NV) agreed to register any such shares. Also, none of the outstanding shares of common stock is being, or has been proposed to be, publicly offered by the company. Upon completion of the Merger, all of the currently outstanding shares of common stock of Prime Air (NV) will be canceled. There is currently only one shareholder of Prime Air (NV), namely Prime Air (Del), which paid nominal consideration for such shares.

     No cash dividends have been declared or paid as yet on the common stock of Prime Air (NV) and the Board of Directors of the company has not yet decided on a dividend policy. Whether dividends will be paid will be determined by the Board of Directors of Prime Air (NV) and will necessarily depend on the company's earnings, financial condition, capital requirements and other factors. The Board of Directors has no current plans to declare any dividends in the foreseeable future.

     Prime Air (NV) has authorized two classes of stock, namely 50,000,000 shares of common stock (par value $.001) and 5,000,000 preferred stock (par value $.001). The holders of the common stock have equal ratable rights to dividends from funds legally available therefor, when, as, and if declared by the Board of Directors of the company and are entitled to share ratably in all of the assets of the company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of Prime Air
(NV). Holders of the common stock are entitled to one vote per share on all matters on which shareholders may vote at all meetings of shareholders. There are no conversion rights, subscription rights, preemptive rights, cumulative voting rights, or redemptive rights with respect to the common stock.
Concerning the preferred stock, none of which shares is outstanding, the board of directors has the authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the board of directors from time to time thereafter, may be increased except when otherwise provided by the board of directors in creating such series, or may be decreased but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance thereof.

     Prime Air (NV) is acting as its own transfer agent. However, management intends to engage the transfer agent currently used by Prime Air (Del), namely Illinois Stock Transfer Company, 223 West Jackson Blvd., Suite 1210, Chicago, IL 60606.

Management and Operations After the Merger

     The board of directors and officers of the surviving corporation after the Merger will be comprised of the same individuals as currently comprise Prime Air
(Del). The principal business of the Prime Air (NV) will be the current business of Prime Air (Del), which is conducted through Prime Air (BC).

Procedure for Converting Outstanding Shares

     The conversion of the Prime Air (Del) common stock into Prime Air (NV) common stock will occur automatically upon the Effective Date of the Merger. Promptly thereafter, a transmittal letter will be furnished to the shareholders of Prime Air (Del) by the transfer agent for Prime Air (Del), which transfer agent will continue to act as the transfer agent for Prime Air (NV). The transmittal letter will contain certain instructions with respect to the surrender of Prime Air (Del) stock certificates for new Prime Air (NV) stock certificates. Until the exchange is complete, each certificate which represented outstanding shares of Prime Air (Del) before the Merger will be deemed to evidence ownership of a like number of shares of common stock of Prime Air (NV) as of the Effective Date. Stock certificates for Prime Air (Del) should not be forwarded to the Prime Air (Del) or the transfer agent until after receipt of a transmittal letter and should not be returned with the enclosed proxy.

Differences in Rights of Prime Air (Del) Shareholders as a Result of the Merger

     If the Merger is approved and becomes effective, the shareholders of Prime Air (Del) will receive a like number of shares of common stock of Prime Air (NV) in place of each share of common stock of Prime Air (Del). Prime Air (Del) is a Delaware corporation and Prime Air (NV) is a Nevada corporation. Differences between the corporation laws of he States of Delaware and Nevada, as well as differences in the charter and bylaws of the two companies will result in differences in the rights of Prime Air (Del) shareholders. The material differences as set forth in the Delaware Corporation Law ("DCL") and the Nevada Revised Statutes ("NRS") are as follows:

     Shareholders' Meetings

     Notice. Pursuant to Section 78.370 of the NRS, special or annual meetings of the shareholders require that written notice must be provided to the shareholders stating the purpose or purposes for which the meeting is called.
Section 222 of the DCL provides that only for special meetings must the purposes or purposes of the meeting be stated in the notice.

     Proxies. Section 78.355 of the NRS provides that no proxy shall be valid after the expiration of six months, or, if coupled with an interest, for more than seven years from the date of its execution. Section 215 of the DCL provides that no proxy shall be valid after three years, unless the proxy provides for a longer period.

     Action Without a Meeting. Generally, under Section 78.320 of the NRS, any action by a majority of the voting power of the corporation is sufficient to take such action without a meeting. Under Section 228 of the DCL, any action required to be taken at an annual or special meeting of the shareholders may be taken by written consents of the shareholders if such consents set forth the action to be taken and are signed by the holders of the outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting.

     Court-Ordered Meetings. Section 211 of the DCL provides that the Court of Chancery may require the holding of an annual meeting of the shareholders if no such meeting has been held within thirty days following the date designated therefor or, if no date has been designated, if no such meeting has been held within thirteen months after the last annual meeting. Section 78.345 of the NRS provides that a majority of the voting power may demand that an annual meeting be called if the corporation shall fail to hold an annual meeting within six months after the time designated therefor.

     Election and Removal of Directors

     In both Delaware and Nevada, election of directors by the shareholders is substantially similar. Cumulative voting is generally allowed in both states. In both Delaware and Nevada the articles of incorporation or an amendment thereto must specifically provide for cumulative voting. Also, shareholders of Nevada corporations registered under the Securities Act of 1933 must give notice to the corporation in advance that a shareholder wishes to cumulate votes (NRS
Section 78.360). Removal of directors in both states is also similar. In Delaware shareholders may remove one or more directors by majority vote with or without cause unless the articles of incorporation provide that directors may only be removed for cause, or in the case of a corporation with cumulative voting, if less than all the directors are removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him (DCL Section 141). In Nevada, however, shareholders representing two-thirds or more of the voting stock are generally required to remove a director from office (NRS Section 78.335).

     Shareholders' Rights to Inspect Financial Records

     Delaware corporate law provides that every shareholder has a right to inspect the corporation's stock ledger, a list of its stockholders, and its other books and records during reasonable business hours upon written demand under oath stating the purpose thereof (DCL Section 220). In Nevada, shareholders of at least fifteen percent of the issued and outstanding shares may inspect the financial records of the company upon providing five days' written notice to the corporation (NRS Section 78.257).

     Preemptive Rights

     Under Nevada corporate law, except to the extent limited or denied by the articles of incorporation, shareholders have certain preemptive rights to purchase a corporation's unissued shares (NRS Section 78.265267). In Delaware, shareholders do not have preemptive rights unless the articles of incorporation specifically state such rights (DCL Section 102).

     Dissenters' Rights

     Both Delaware and Nevada provide certain dissenters' rights to protect minority shareholders. In general, these dissenters' rights give shareholders the right to receive fair compensation from the corporation for their shares in the event that the corporation does certain acts with which the shareholders do not agree. In Delaware shareholders generally have appraisal rights when the corporation is involved in a merger or consolidation (DCL Section 262). Likewise, in Nevada shareholders generally have dissenters' rights to receive payment for the fair value of their shares when the corporation merges into or consolidates with another corporation (NRS Section 78.505).

Differences in Rights of Prime Air (NV) Shareholders as a Result of the Merger

     If the Merger is approved and becomes effective, the par value, rights and privileges of the common stock issued upon the Merger will be identical in all respects to the common stock currently outstanding. All currently issued and outstanding shares of common stock of Prime Air (NV) are held by Prime Air (Del) and, upon the Effective Date, will be canceled and returned to the authorized and unissued shares of common stock of Prime Air (NV).

Accounting Treatment

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under such accounting treatment, Prime Air (Del) shareholders will be deemed to have combined their existing voting common stock interests with the voting common stock interests of the shareholders of Prime Air (NV) common stock. Accordingly, the historical accounting values of the assets of Prime Air (Del) and the liabilities and shareholders' equity of each, as reported on their respective balance sheets, will be consolidated and no goodwill, if any, will be recorded as a result of the Merger. Under the pooling of interests method, Prime Air (Del)'s historical financial statements will be restated to combine the assets, liabilities, accumulated deficits and results of operations of both companies as reflected in their respective historical financial statements, subject to appropriate adjustment, if any, to conform the accounting principles of the two companies.

Resale of Prime Air (Del) Shares

     The Shares of common stock of Prime Air (NV) issuable to the shareholders of Prime Air (Del) in connection with the Merger will be freely transferable except by shareholders who are deemed to be "affiliates" of Prime Air (NV) on the Effective Date as such term is used in either Rule 144 or Rule 145 under the Securities Act of 1933, as amended. All of the affiliates of Prime Air (Del) will become affiliates of Prime Air (NV).
Federal Income Tax Consequences

        The explanation set forth below discusses the material federal income tax consequences to the shareholders of Prime Air (Del) in the Merger. Kevin Orton, Certified Public Accountant, has delivered an opinion to Prime Air (Del) affirming its federal income tax opinion contained herein. Each shareholder of Prime Air (Del) should consult his own tax advisor as to the specific tax consequences of the Merger, including application and possible effect of foreign, state, and local tax laws.

     The following is only a general discussion of the federal income tax consequences of the Merger without regard to the facts and circumstances of any particular shareholder's situation. Prime Air (Del) has been advised that the federal income tax consequences of the Merger is consummated in accordance with the terms of the Merger Agreement will be as follows: (i) no gain or loss will be recognized by Prime Air (Del) shareholders upon the exchange of all of their shares of Prime Air (Del) for shares of Prime Air (NV) common stock; (ii) the holding period of Prime Air (Del) common stock received by each exchanging shareholder who does not dissent will include the period during which that shareholder held Prime Air (Del) common stock exchanged therefor, provided that the Prime Air (Del) common stock was held by such shareholder as a capital asset on the date of exchange; (iii) no gain or loss will be recognized in connection with the receipt of a Prime Air (NV) stock option issued in connection with the performance of services; (iv) subject to certain exceptions, gain or loss will be recognized by Prime Air (Del) shareholders who exercise dissenters' appraisal rights with respect to their Prime Air (Del) common stock.

     Kevin Orton, Certified Public Accountant, has rendered an opinion to Prime Air (Del) confirming the above tax consequences in reliance upon representations of certain officers of Prime Air (Del). This opinion is for the sole use of shareholders (including dissenting shareholders), option holders, and management of Prime Air (Del) and may not be relied upon by any other individual or entity.

Rights of Prime Air (Del) Dissenting Shareholders

     All of the Prime Air (Del) common stock held by shareholders who have properly preserved and protected dissenters' appraisal rights pursuant to
Section 262 of the Delaware General Corporation Law will not be converted into shares of Prime Air (NV) common stock and such holders will have their shares appraised and purchased in accordance with those provisions.

     An owner of Prime Air (Del) who objects to the terms of the Merger may seek appraisal under Section 262 of the Delaware Corporation Law for a determination of the fair value of his shares, by complying with the requirements of such section. A copy of Section 262 is attached as Appendix "B" and is incorporated herein by this reference. Failure to take any necessary steps will result in a termination or waiver of the appraisal rights of the shareholders. The following is a summary of the principal provisions of that Section and does not purport to be a complete description and is qualified in its entirety, and reference is hereby made to Section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix "B."

     (1) A shareholder electing to exercise appraisal rights must (a) deliver to Prime Air (Del) before the taking of the vote on the Merger agreement a written demand made by or on behalf of the person who is the holder of record of the Prime Air (Del) shares for which appraisal is demanded, and (b) not vote in favor of the adoption of the Merger Agreement. The demand should be delivered to Prime Air (Del) at 8598 112 Street, Ft. Saskatchewan, Alberta, Canada T8L 3V8; attention: Secretary. A proxy or vote against adoption of the Merger Agreement does not constitute such a demand for appraisal rights. A shareholder electing to seek appraisal must do so by a separate written demand that reasonably informs Prime Air (Del) of the identity of the shareholder of record and of such shareholder's intention thereby to demand appraisal of his Prime Air
(Del) shares. Because a proxy left blank will, unless revoked, be voted FOR adoption of the Merger Agreement, a shareholder electing to exercise appraisal rights who votes by proxy must not leave the proxy blank but must vote against adoption of the Merger Agreement or abstain from voting for or against adoption of the Merger Agreement.

     (2) Only the holder of record of Prime Air (Del) shares is entitled to assert appraisal rights for the Prime Air (Del) shares registered in that holder's name. The demand should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the Prime Air (Del) common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, execution of the demand should be made in that capacity, and if the Prime Air (Del) common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

     A record holder, such as a broker, who holds Prime Air (Del) shares as nominee for the beneficial owners may exercise a holder's right of appraisal with respect to the Prime Air (Del) shares held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of Prime Air (Del) shares covered by it. Where no number of Prime Air (Del) shares is expressly mentioned, the demand will be presumed to cover all Prime Air (Del) Shares standing in the name of the record owner.

     (3) Within 10 days after the Effective Date, Prime Air (Del) is required to send notice as to the effectiveness of the Merger to each person who prior to the Effective Date satisfied the foregoing conditions.

     (4) Within 120 days after the Effective Date, Prime Air (Del) or any shareholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Prime Air (Del) shares. Shareholders seeking to exercise appraisal rights should not assume that Prime Air (Del) will file a petition with respect to the appraisal of the value of their shares or that Prime Air (Del) will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, Prime Air (Del) shareholders should regard it as their obligation to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods prescribed in Section 262.

     (5) Within 120 days after the Effective Date, any shareholder who has complied with the requirements for exercise of appraisal rights is entitled upon written request to receive from Prime Air (Del) a statement setting froth the aggregate number of Prime Air (Del) shares not voted in favor of the Merger and with respect to which demands for appraisal have been made, and the aggregate number of holders of such Prime Air (Del) shares. Prime Air (Del) is required to mail such statement within 10 days after it receives a written request therefor.

     (6) If a petition for an appraisal is timely filed after a hearing on such petition, the Delaware Court of Chancery will determine the shareholders entitled to appraisal rights and will appraise the Prime Air (Del) shares owned by such shareholders, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine the amount of interest, if any, to be paid upon the value of the Prime Air (Del) shares of the shareholders entitled thereto. Any such judicial determination of the "fair value" of the Prime Air (Del) shares could be based upon considerations other than or in addition to the price paid in the Merger and the market value of the shares, including asset values, the investment value and the Prime Air (Del) shares and any other valuation considerations generally accepted in the investment community. The value so determined for Prime Air
(Del) shares could be more or less than the consideration paid pursuant to the Merger. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Prime Air (Del) shares entitled to appraisal.

     (7)  Any shareholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Date, be entitled to vote the Prime Air (Del) shares subject to such demand for any purpose or be entitled to the payment of dividends or to distributions on those Prime Air (Del) shares (other than those payable or deemed to be payable to shareholders of record as of a date prior to the Effective Date).

     (8) A shareholder will fail to perfect, or will effectively lose, his right to appraisal if no petition for appraisal is filed within 120 days after the Effective Date, or if the shareholder delivers to Prime Air (Del) a written withdrawal of such shareholder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Date requires the written approval of Prime Air (Del). In the event of the failure to perfect appraisal rights or the valid withdrawal of a demand for appraisal rights, a shareholder will be entitled to receive the consideration otherwise payable pursuant to the Merger Agreement.

     (9) In the event an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any shareholder who has perfected his right of appraisal without the approval of the Delaware Court of Chancery.


                               PRIME AIR (DEL)

General

     Prime Air (Del) was incorporated in the State of Delaware on April 4, 1995. Prime Air (Del) is the parent of a wholly owned subsidiary, Prime Air (BC), a company originally incorporated under the laws of the Province of British Columbia, Canada, on March 10, 1989, under the name "High Mountain Airlines Inc." for the purpose of establishing air service to serve the Whistler, British Columbia, Canada, area. Prime Air (BC) has entered into a lease and operating agreement with the Village of Pemberton, British Columbia, Canada, to plan, develop, construct, manage, and operate a terminal facility at the Pemberton Airport. Prime Air (BC) has constructed the basic terminal building and proposes to facilitate regular, scheduled air service to Pemberton Airport to serve the nearby resort community of Whistler.

     Prime Air (Del) was originally incorporated pursuant to the laws of the State of Utah on August 30,1993, under the name "Astro Enterprises, Inc." The Utah corporation changed its name to "Prime Air, Inc." on June 28, 1994.

        In June 1994 the Utah corporation originally incorporated as Astro Enterprises, Inc. entered into an agreement with Prime Air (BC) designated as a "Merger Agreement" in which the shareholders of Prime Air (BC) exchanged all of the outstanding shares of Prime Air (BC) for a controlling number of shares of the Utah corporation, such that upon completion of the exchange, the shareholders of Prime Air (BC) owned approximately 90% of the outstanding shares of the Utah corporation and Prime Air (BC) became a wholly owned subsidiary of the Utah corporation. The transaction was not a statutory merger. Management believes that the closing of such agreement was effected on June 28, 1994. In connection with the exchange of shares, the Utah corporation effected a one-for-one hundred reverse split of its outstanding shares effective June 28, 1994, immediately prior to such closing. As a result of the stock-for-stock exchange, the former shareholders of Prime Air (BC) received 2,700,000 post-reverse spit shares, the 170 existing shareholders of the Utah corporation retained 120,000 post-reverse split shares, and the Worthington Company, an entity controlled by Mr. Paul Parshall, retained 180,000 post-reverse split shares. In addition, the Worthington Company received consulting fees totaling $70,000 US from Prime Air
(BC) for services performed in connection with the reorganization. Also, as a part of the reorganization, Mr. Parshall resigned as the sole director of the Utah corporation and appointed Mr. Blaine Haug as the sole director. Also in connection with the reorganization, the name of the Utah corporation was changed to Prime Air, Inc. and the number of authorized shares of Common Stock of the Utah corporation was changed to 25,000,000 shares, par value $0.001.

        On or about April 4, 1995, the Utah corporation effected a change of domicile to the State of Delaware by incorporating Prime Air (Del), acquiring all of the assets and liabilities of the Utah corporation, and issuing shares of the Delaware corporation to the shareholders of the Utah corporation on a one-for-one basis. The Utah corporation was voluntarily dissolved by the State of Utah on May 18, 1995. The change of domicile was initiated and completed based upon the recommendations of Mr. Paul Parshall, an officer and director of the Utah corporation at such time.

     The original purpose of the Utah corporation, as set forth in its articles of incorporation, was to acquire the assets and certain liabilities of another Utah corporation previously dissolved by the State of Utah on June 1, 1993, and also incorporated under the name "Astro Enterprises, Inc." Current management of Prime Air (Del), none of whom were affiliated with the Utah corporation prior to the share exchange in June 1994, believe that the former management of the Utah corporation at the time of its incorporation issued approximately 120,000 shares of the company's common stock to the shareholders of the dissolved Utah corporation of the same name thus creating approximately 170 shareholders of the Utah corporation. Management does not believe that any other relationship existed between the two entities or with former management of the dissolved Utah corporation.

Legal Proceedings

        In December 1994 the U.S. Securities and Exchange Commission filed a complaint in the United States District Court for the District of Columbia (Case Number 1:94CV02633) against an entity known as "Astro Enterprises, Inc.," and against Ernst Hiestand, Thomas Hiestand, Elizabeth Kuriger, Henry Strubin, Peter Thaler, and Leonard Gotshalk, all of whom were allegedly affiliated with such entity. The basis for such complaint was the dissemination to the public from approximately March 1989 through May 1990, of false and misleading information concerning the business of such entity. The entity referenced in such action was incorporated in the State of Utah on May 23, 1985, and was involuntarily dissolved on May 1, 1990, for failure to file an annual report with the State of Utah. In 1995 Mr. Paul Parshall executed a consent and settlement of the foregoing action, ostensibly as the president, director, and authorized agent of the entity named in such action. Management does not believe such action in any way involved the Utah corporation which was subsequently incorporated under the same name on August 30,1993, and which subsequently changed its name to Prime Air, Inc. and changed its domicile to the State of Delaware. Management does not believe there is or was any legal relationship between the "Astro Enterprises, Inc." incorporated on May 23, 1985, and the "Astro Enterprises, Inc." which was incorporated in 1993 and was the predecessor to Prime Air (Del). In addition, management does not believe that Mr. Parshall was authorized to execute such consent on behalf of either entity. Management is unaware whether Mr. Parshall ostensibly executed such consent on behalf of the original Astro Enterprises, Inc. or the predecessor to Prime Air (Del). However, the allegations contained in such action reference events all of which occurred prior to the incorporation of the predecessor to Prime Air (Del) in 1993.

     In May 1996 Prime Air (Del) entered into a settlement agreement and undertaking with the Alberta Securities Commission (file number 100164) in which Prime Air (Del) agreed to be more diligent in complying with the requirements of the Alberta Securities Act and the rules made thereunder. In addition, Prime Air (Del) paid $2,000 to the commission toward the costs of the investigation conducted by the Commission. In February 1996 Prime Air (Del) announced an offering of its common shares in Alberta newspapers. Between February 1 and March 1, 1996, Prime Air (Del) received $93,040 from fifteen investors in Alberta. The investors received an offering document which did not conform with the form of an offering memorandum required pursuant to the Alberta Securities Act and the distribution to the investors did not qualify for an exemption under such act. Upon being contacted by the staff of the securities commission, Prime Air (Del) placed all investment monies in trust pending the disposition of the matter. Thereafter Prime Air (Del) sent an offering memorandum in the required form and an offer of rescission to all of the investors. After the return of monies to investors who either did not qualify for an exemption or who elected rescission, and the filing of a proper report with the securities commission, no further action was taken by the securities commission.

Airport Lease and Operating Agreement

     On October 29, 1993, Prime Air (BC) entered into a Lease and Operating Agreement (the "Airport Agreement") with the Corporation of the Village of Pemberton, British Columbia, Canada (hereinafter the "Village of Pemberton"), in which Prime Air (BC) agreed to undertake the planning, development, construction, management, and operation of a terminal facility at the Pemberton Airport. In return the Village of Pemberton granted to Prime Air (BC) an exclusive lease involving certain lands located at the Pemberton Airport to enable Prime Air (BC) to undertake the planning, development, construction, management, and operation of a terminal facility.

     The Pemberton Airport is approximately 20 miles north of Whistler Resort on Highway 99. Whistler Resort is a ski resort located at the base of Whistler Mountain and Blackcomb Mountain approximately 75 miles north of Vancouver, British Columbia, Canada. The resort has approximately 6,800 permanent residents and attracts approximately 1,500,000 visitors annually. Currently only ground transportation is available to the resort, except for private flights into Pemberton Airport. The nearest airport facility to Whistler Resort is Pemberton Airport. There is presently no regular air service into Pemberton Airport.

        The Airport Agreement provides that Prime Air (BC) must construct a terminal facility on or before October 21, 1994, which date was extended to June 1, 1996, by the Council for the Village of Pemberton. Prior to such extended date, Prime Air (BC) completed a the terminal facility at the Pemberton Airport. The terminal constructed by Prime Air (BC) has a total square footage of 11,200 square feet, of which approximately 5.500 of interior space has been finished and is ready for its intended use as an airport terminal. The finished consists of an arrival and departure lounge, baggage holding area, office, two public washrooms with a total of 14 cubicles, reception area, and a utility room.
There is also a water and a waste treatment plant housed in a separate building. The total construction costs of the facility were $644,740 ($592,949 for the terminal building, $20,989 for engineering and design, $18,699 for environmental work; and $12,103 for insurance and permits) and were financed through the sale of Prime Air (Del)'s stock. There is currently no debt against the terminal building. The initial term of the Airport Agreement, and the right of Prime Air
(BC) to operate the terminal facility, was two years with provisions allowing Prime Air (BC) to extend such initial term for addition terms totaling in the aggregate thirty years, provided that Prime Air (BC) shall continue to fulfill its obligations under the Airport Agreement, including the payment of rent in the amount of $100 per year for the first five years, and the payment of $2,500 per year thereafter, plus 5% of the gross receipts derived from the operation of the terminal facility. The Airport Agreement also grants to Prime Air (BC) the option to lease and use certain other lands at the Pemberton Airport for fixed base operations. The Airport Agreement may be terminated by the Village of Pemberton in the event of a material default by Prime Air (BC) or if Prime Air shall become bankrupt. The terminal facilities shall become the property of the Village of Pemberton at the expiration of the Airport Agreement.

Air Service

     Prime Air (BC) initially intends to establish scheduled and charter passenger and cargo air service between Vancouver International Airport and Pemberton Airport. Thereafter, Prime Air (BC) will seek to establish such services between Pemberton Airport and other Canadian and United States destinations. Prime Air (BC) has entered into a Memorandum of Agreement dated January 5, 1995 (the "Voyageur Agreement"), with Voyageur Airways Limited, an Ontario corporation ("Voyageur") to provide the initial service by supplying, operating, and maintaining DeHavilland Dash-7 aircraft to provide scheduled and charter passenger and cargo service, from Vancouver International Airport, and thereafter from other Canadian and United States locations, to the Pemberton Airport. The Voyager Agreement provides that Prime Air (BC) will operate the terminal facility at Pemberton Airport and the scheduled and charter passenger and cargo service, and will market the air services. Voyageur will provide the certifications, authorizations, expertise, facilities, personnel, and resources necessary to operate, maintain and service the aircraft. The parties intend to negotiate and enter into a definitive agreement prior to commencing operations.

Government Regulation and Licensing

     Any corporation conducting commercial air service operations in Canada must possess a valid Operating Certificate and other licenses, permits, accreditations and certificates that are issued and administered by Transport Canada. Qualification for the required Operating Certificate requires that:

          1. the operator (being the entity actually providing the air service operations) must have at least one aircraft registered under its Operating Certificate. This aircraft may either be owned directly or dry leased by the operator;

          2. the aircraft utilized by the operator must be approved and certified in Canada;

          3. in respect of a domestic Canadian air service, the operator must satisfy the statutory Canadian ownership criteria which essentially requires that 75% of the voting interest in the operator is controlled by Canadian citizens or permanent residents of Canada:

          4. the management of the operator must include a chief pilot who holds appropriate Canadian certification;

          5. all of the operator's pilots must meet proficiency standards and hold sufficient ratings to operate the type of aircraft being utilized;

          6. the operator must demonstrate and certify that it will be able to carry out maintenance of its aircraft according to regulated standards. Such maintenance can either be conducted directly by the operator or subcontracted to a qualified maintenance facility; and

          7. an operations manual must be prepared for the operator and approved by Transport Canada.

     Voyageur will conduct all in-flight operations as an independent contractor to Prime Air (BC). Management of Prime Air (BC) believes that Voyageur meets all of the criteria set forth above.

        Voyageur will be responsible for the carriage of full flight and ground risk insurance including aircraft hull and passenger and third party liability for the operations conducted by Voyageur. Prime Air (BC) will be responsible for insuring the terminal building and property at the Pemberton Airport and for passenger liability at the airport terminal operation.

        Voyageur will be responsible for any environmental damage caused by the operation and maintenance of its aircraft. Prime Air (BC) will be responsible for any environmental damage caused by the operation and maintenance of its aircraft.

Marketing

        Prime Air (BC) intends to hire two industry professionals to spearhead its sales drive by making direct sales calls to key tour wholesalers and operators, attending travel, ski, and golf shows, and calling on connector airlines and hotel groups. Particular emphasis will be placed on targeting certain geographic regions which traditionally provide the greatest number of visitors to Whistler. Management believes also that a major part of the marketing strategy will involve seeking a major international airline and negotiating Whistler as a final destination in their ticketing and reservations.

Competition

     Prime Air (BC) will compete with other charter and airline companies based in the Vancouver and Seattle area which currently service customers whose final destination is Whistler Resort. To a limited degree the company will compete with buses chartered or owned by tour operators. Most of these entities are more established companies having much greater financial resources, experience, and personnel resources than Prime Air (BC).

   Selected and Summary Financial Information




Management's Discussion and Analysis of Financial Condition

     Prime Air (Del) is a development stage company and conducts all operations through its wholly owned subsidiary, Prime Air (BC). Prime Air (Del) has had no material revenues in the past. During the year ended December 31, 1996, the only income received was bank interest of $2,329.

     During the last three years, the operations of the Company has been funded from equity participation of the owners. Total cash raised from equity funding from March 92 to December 31, 1994 was $349,808, $131,755 for 1995 and $756,763
for 1996.

     The Company has realized a cumulative loss of $495,209 since March 1992, and anticipates similar losses until operations begin, which is expected in the fall of 1997.

     The Company has sufficient working capital to meet its' immediate obligations, but does not have any cash available to allow operations to commence.

     In the event that operations commence during the next twelve months, the Company's anticipated cash requirements will be approximately $1,400,000.

     Prime Air (BC)'s sole fixed obligation is the payment of $CND100 per annum to the Village of Pemberton under the terms of its Airport Lease and Operating Agreement. At present the company also expects to pay an additional $50,000 in the current year to cover legal fees, insurance, and property taxes, regardless of the date of operations commencement.

     The Company intends to begin flight operations in the fall of 1997 when it is anticipated that flights will start between Vancouver and Pemberton. In the interim, the company will be implementing its marketing plan as set forth herein. (See "Prime Air (Del)--Marketing.")

     An agreement has been signed with British West Industries Securities engaging their services is an attempt to raise the sum of $3 million by way of an equity issue. The surplus of these funds will be available for working capital purposes, but management believes that operations will generate sufficient cash flow to cover operating expenses and any further capital expenditure. No significant purchases of equipment, other than outlined above, are anticipated in the next year.

     Should operations commence during the next twelve months, the Company expects to hire approximately seven employees to handle terminal operations and marketing.

Market Information

     The Common Stock of Prime Air Delaware was traded in the over-the-counter market on the OTC Electronic Bulletin Board through approximately July 23, 1996, and from March 27, 1997 until present. There is currently no established public trading market for the Common Stock. The table below sets forth for the periods indicated the high and low bid quotations as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail market-up, mark-down, or commission and may not necessarily represent actual transactions.

                    Quarter        High      Low

FISCAL YEAR ENDED
DECEMBER 31, 1995   First          $1.01     $0.25
                    Second         $0.625    $0.375
                    Third          $0.75     $0.3125
                    Fourth         $0.625    $0.25

FISCAL YEAR ENDED
DECEMBER 31, 1996   First          $0.50     $0.25
                    Second         $0.9375   $0.4375
                    Third          $0.75     $0.25
                    Fourth         --        --

FISCAL YEAR ENDING
DECEMBER 31, 1997   First          $0.25     $0.25
                       Second      $1.125    $0.25

     None of the shares of Common Stock is subject to outstanding options or warrants to purchase, or securities convertible into, the Common Stock of Prime Air (Del). As of May 1 , 1997, Prime Air (Del) had 4,394,530 shares of its Common Stock, or approximately 62% of the total outstanding shares, which were restricted as defined in Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. Of these shares, approximately 3,072,478 were believed to have satisfied the one-year holding requirement and to be available for sale pursuant to said Rule as of May 1, 1997. None of the shares of Common Stock is being, nor have any shares been proposed to be, publicly offered by Prime Air (Del).

     As of May 1, 1997, there were approximately 316 holders of record of the Common Stock as reported to Prime Air (Del) by its transfer agent.

     No cash dividends have been declared or paid as yet on the Common Stock and the Board of Directors of Prime Air (Del) has not established a dividend policy.

Consulting Contract

     Prime Air (Del) entered into a consulting contract (the "Consulting Agreement") on June 10, 1996, with Siverthorn Investments, Ltd. (the "Consultant") in which Prime Air (Del) agreed to retain the services of the Consultant through June 1, 2000, unless earlier terminated as provided in the Consulting Agreement. Pursuant to the terms of the Consulting Agreement, the Consultant is required to be available for a minimum of 60 business days per year to provide consulting and assistance as may be necessary to assist in facilitating the full operations of Prime Air (Del)'s business. In return, Prime Air (Del) has agreed to pay the Consultant $100 per hour for such services. At the option of Prime Air (Del) 75% of the amount due may be paid to the Consultant in the form of common stock of Prime Air (Del), based upon the average of the last three months closing bid prices for the common shares. The Consultant is controlled by Matthew Smith who is also the assistant secretary of Prime Air (Del). The Merger Agreement provides that Prime Air (NV) shall assume the obligations of such agreement.

                                LEGAL MATTERS

     The due issuance of the shares of Prime Air (NV) to be issued in connection with the Merger is being passed upon for Prime Air (NV) by Ronald N. Vance, Attorney at Law, 57 West 200 South, Suite 310, Salt Lake City, Utah 84101, counsel for Prime Air (NV).

                        INDEPENDENT PUBLIC ACCOUNTANTS

     Rutherford & Company, Chartered Accountants, Richmond, British Columbia, Canada, has been the independent public accounting firm of Prime Air (Del) since the fiscal year 1995. Representatives of Rutherford & Company are not expected to be present at the Special Meeting.

     Orton & Company, Certified Public Accountants, Salt Lake City, Utah, has been the independent public accounting firm of Prime Air (NV) since its inception in 1996. Representatives of Orton & Company are not expected to be present at the Special Meeting.

                                   EXPERTS

     The consolidated financial statements of Prime Air (Del) for the years ended December 31, 1996 and 1995, have been examined by Rutherford & Company, Chartered Accountants, as set forth in its report attached hereto. The financial statements referred to above are incorporated herein by reference in reliance upon such report and upon authority of such firm as experts in auditing and accounting.

     The financial statements of Prime Air (NV) for the year ended December 31, 1996, have been examined by Orton & Company, Certified Public Accountants, as set forth in its report attached hereto. The financial statements referred to above are incorporated herein by reference in reliance upon such report and upon authority of such firm as experts in auditing and accounting.

                              SHAREHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next annual meeting of shareholders must be received by the secretary at the offices of Prime Air (Del) (or Prime Air (NV), if the Merger is approved) no later than November 1, 1997, in order to be included in the company's proxy statement and form of proxy relating to that meeting.


                              OTHER INFORMATION
     As of the date of this Proxy Statement/Prospectus, the Board of Directors knows of no other matters to be presented for action at the Special Meeting. If other matters are properly presented, the persons named in the proxy intend to vote in accordance with their best judgment on such matters.

                        INDEX TO FINANCIAL STATEMENTS

Prime Air (Del)


     Auditor's Report.........................................................
     Consolidated Balance Sheets at March 31, 1997, and December 31, 1996 and
1995..........................................................................
     Consolidated Statements of Loss and Deficit for the period ended March 31,
1997, and the years ..........................................................
      ended December 31, 1996 and 1995........................................
     Consolidated Statement of Cash Flow for the period ended March 31, 1997, and the years ended ..........................................................
      December 31, 1996 and 1995..............................................
     Notes to Financial Statements............................................

Prime Air (NV)


     Independent Auditor's Report.............................................
     Balance Sheet at March 31, 1997, and December 31, 1996...................
     Statement of Operations for the period ended March 31, 1997, and the year ended December 31, ...........................................................
      1996
     Statement of Stockholders' Equity from inception to March 31, 1997.......
     Statement of Cash Flows for the period ended March 31, 1997..............
     Notes to Financial Statements............................................
Proforma Financial Statements


     Proforma Consolidated Balance Sheets at December 31, 1996 and 1995.......
     Proforma Consolidated Statements of Operations for the years ended December
31, 1996 and .................................................................
      1995
     Consolidated Statement of Cash Flows for the years ended December 31, 1996 and 1995......................................................................
     Notes to Proforma Consolidated Financial Statements......................

                                PRIME AIR INC.
                        (A Development Stage Company)
                          (A Delaware Corporation)

                        CONSOLIDATED FINANCIAL STATEMENTS

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995















Auditors' Report

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Shareholders' Equity and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements







                                AUDITORS' REPORT


To the Shareholders of
PRIME AIR INC. (A Delaware Corporation)

     We have audited the consolidated balance sheets of PRIME AIR INC. (A Development Stage Company) as at December 31, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and deficit and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1996 and 1995 and the results of its operations and cash flows for the years then ended in accordance with generally accepted accounting principles.

     As reported in Note 1 to these financial statements, the amounts presented therein as at and for the three-month period ended March 31, 1997 and for the period from the date of inception of this organization as a development stage company on March 10, 1989 to March 31, 1997 have been compiled from information provided by management. We have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information. Readers are cautioned that these statements may not be appropriate for their purposes.





Richmond, Canada
July 26, 1997                                         Chartered Accountants







                      COMMENTS BY AUDITOR FOR U.S. READERS
                      ON CANADA-U.S. REPORTING DIFFERENCE





     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in
Note 2 to the financial statements. Our report to the shareholders dated July 14, 1997 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Richmond, Canada
July 26, 1997                                     Chartered Accountant

                                PRIME AIR, INC.
                          (A Develoment Stage Company)

                          CONSOLIDATED BALANCE SHEETS
                         (all figures in US dollars)


                                  March 31,     December 31,     December 31,
                                   1997           1996              1995
                                (Unaudited)     (Audited)         (Audited)
                                 (Note 1)

                                    ASSETS
Current assets
  Cash and short-term deposits  $     111,167   $    101,314     $     4,575
  Prepaid expenses and deposits        11,301         12,592           1,093
  GST recoverable                      34,607         51,208           17,012

Capital assets (Note 4)               622,352        620,208          314,370

                                $     779,427   $    785,322     $    337,050


                                      LIABILITIES

Current liabilities
  Accounts payable and accruals $     91,119    $    158,174     $    230,803
  Notes and advances payable          35,736           9,067            3,642
   (Note 5)
  Notes and advances from
   related parties (Note 6)           25,583          25,522           28,344
                                     152,438         192,763          262,789

                                SHAREHOLDERS' EQUITY

Capital Stock (Note 7)
Authorized:
 25,000,000 common shares
  with a stated par value
  of $.001/share
 3,000,000 preferred
  cumulative convertible
  shares with a stated par
  vale of $.001/share
Issued:
 6,666,363 common shares               6,666           6,557            3,563
 (December 31, 1996: 6,556,781;
 December 31, 1995: 3,562,550)

Share subscription receivable            (20)            (20)             (20)

Capital in excess of par value     1,279,926       1,225,244          451,524
                                   1,286,572       1,231,781          475,067

Accumulated deficit during
 development stage                  (659,583)       (639,222)        (400,806)
                                     626,989         592,559           74,261

                                $    779,427    $    785,322     $    337,050



Approved on behalf of the board:

                                Director

                                Director

                                PRIME AIR, INC.
                        (A Development Stage Company)

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                        (all figures in US dollars)


                                                                 Period From
                                                              Date of Inception
                         Three Months     Years Ended         on March 10, 1989
                          March 31,      December 31,           to March 31,
                            1997      1996           1995           1997
                         (unaudited) (audited)    (audited)      (unaudited)
                          (Note 1)                                 (Note 1)
Direct costs
 Flight operations        $     -    $  114,720   $      -      $    114,720

Administrative and general
 Audit and accounting           -        10,140      11,967           26,373
 Advertising                   222        9,017          77            9,316
 Amortization                5,533       21,809         306           27,648
 Automotive                     -           -         4,369           19,164
 Consulting fees                -         7,156        (426)          69,785
 Insurance                   1,624        6,342          -             7,966
 Interest and service
  charges                      104        7,547         249            7,900
 Legal                          -        25,610          -            25,610
 Management remuneration        -           -        16,265           77,287
 Office and general          3,355        5,728      11,319           78,432
 Promotion and
  entertainment                753        2,702       7,649           22,046
 Rent                           -         2,399       4,095           34,324
 Telephone and utilities     2,000       14,865       7,385           39,522
 Transfer agent              1,200        7,149       4,080           12,429
 Travel                      6,862       11,172       4,495           32,277
                            21,653      131,636      71,830          495,079

Other income
 (expense)
 Gain (loss) on foreign
  exchange conversion         (411)       5,581         564           24,678
 Interest income             1,703        2,359          -             4,062
                             1,292        7,940         564           28,740

Net loss before non-
 recurring item            (20,361)    (238,416)    (71,266)        (581,059)

Non-recurring expense
 Consulting costs to            -           -            -            78,524
  set up US corporation

Net loss for period       $(20,361)  $(238,416)   $ (71,266)    $   (659,583_

Net loss per common
 share                    $ 0.0031   $  0.0424    $  0.0223

Weighted average
 common shares
 outstanding             6,548,177   5,624,974    3,193,273


                                   PRIME AIR, INC.
                            (a Development Stage Company)

            Consolidated Statements of Shareholders' Equity and Deficit
                             (all figures in US dollars)


                                        Capital in                Accumulated
                                        Excess of     Share      Deficit During
                   Common Shares       (Less than) Subscriptions  Development
                 Shares     Amount      Par Value   Receivable       Stage
Balance at
 Inception on
 March 10, 1989      -    $    -      $       -      $     -       $     -

Issue of common
 shares for cash
 at $.001/share   630,237       630           -            -             -

Net loss for the
 year ended
 March 31, 1990      -         -              -            -           (17,956)

Balance, March
 31, 1990         630,237       630           -            -           (17,956)

Issue of common
 shares for cash
 at $.001/share   157,559       158           -            -             -

Net loss for the
 year ended
 Mach 31, 1991       -         -              -            -           (49,419)

Balance, March
 31, 1991         787,796       788           -            -           (67,375)

Issue of common
 shares for cash
 at $.277/share   132,088       132       36,499           -             -
 at $.214/share    17,069        17        3,628           -             -

Net loss for the
 year ended
 March 31, 1993      -         -              -            -           (38,426)

Balance, March
 31, 1993         936,953       937       40,127           -          (116,791)

Issue of common
 shares for
 services of
 nominal value     92,173       92           (92)          -              -

Issue of common
 shares for cash
 at $.001/share   300,000      300            -            -              -
 at $.109/share     3,340        3           361           -              -
 at $.154/share    23,634       24         3,619           -              -
 at $.280/share    19,401       19         5,400           -              -
 at $.330/share    23,161       23         7,624           -              -
 at $.463/share    87,445       88        40,330           -              -
 at $.694/share    15,756       16        10,907           -              -
 at $.925/share     7,878        8         7,274           -              -

Net loss for the
 year ended
 March 31, 1994      -         -              -            -           (36,272)

Balance, March
 31, 1994       1,509,741    1,510       115,550           -           153,063

Issue of common
 shares for
 services at
 nominal value    937,478      937          (937)          -              -

Issue of common
 shares for cash
 at $.374/share   248,692      249        92,697           -              -
 at $.463/share   304,089      304       140,286           -              -

Net loss for the
 period ended
 June 28, 1994       -         -              -            -           (40,947)

Balance, June
 28, 1994       3,000,000    3,000       347,596           -          (194,010)

Share
 subscription at
 $.367/share         -         -          (7,313)          (20)           -

Net loss for the
 period ended
 December 31, 1994   -         -              -            -          (135,530)

Balance, December
 31, 1994       3,000,000    3,000       340,283           (20)       (329,540)

Issue of common
 shares for cash
 and/or services
 at an average
 of $.234/share   562,550      563       131,192           -              -

Net loss for the
 period ended
 December 31, 1995   -         -              -            -           (71,266)

Balance, December
 31, 1995       3,562,550    3,563       471,475           (20)       (400,806)

Issue of common
 shares for cash
 at $.500/share 1,510,558    1,511       753,769           -              -

Issue of common
 shares for
 services at
 nominal value  1,483,673    1,483            -            -              -

Net loss for the
 period ended
 December 31, 1996   -         -              -            -          (238,416)

Balance, December
 31, 1996       6,556,781    6,557     1,225,244           (20)       (639,222)

Issue of common
 shares for debt
 settlement at
 $.500/share      109,582      109        54,681           -              -

Net loss for the
 period ended
 March 31, 1997      -         -              -            -           (20,361)

Balance, March
 31, 1997       6,666,363  $ 6,666   $ 1,279,925     $     (20)    $  (659,583)


                                     PRIME AIR, INC.
                             (A Development Stage Company)

                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (all figures in US dollars)


                                                                 Period From
                                                              Date of Inception
                         Three Months     Years Ended         on March 10, 1989
                          March 31,      December 31,           to March 31,
                            1997      1996           1995           1997
                         (unaudited) (audited)    (audited)      (unaudited)
                          (Note 1)                                (Note 1)
NET INFLOW (OUTFLOW) OF
 CASH RELATED TO THE
 FOLLOWING ACTIVITIES

OPERATING
 Net loss               $   (20,631)  $  (238,416)  $  (71,266)   $   (659,583)
 Non-cash charge-
  amortization                5,533        21,809          306          27,648

 Change in non-cash
  working capital
  balances relating
  to operations             (49,163)     (118,373)     208,589          37,878
                            (63,991)     (334,980)     137,629        (594,057)


FINANCING
 Notes and advances
  payable                    26,669         5,425           (5)         35,736
 Notes and advances
  from related
  parties                        61        (2,822)      28,344          25,583
 Issue of capital
  stock                      54,791       756,763      131,755       1,293,905

                             81,521       759,366      160,094       1,355,224

INVESTING
 Acquisition of
  capital assets             (7,677)      (327,647)   (302,017)       (650,000)

NET CASH INFLOW
 (OUTFLOW)                    9,853         96,739      (4,294)        111,167

CASH, BEGINNING
 OF PERIOD                  101,314          4,575       8,869             -

CASH, END OF                111,167        101,314       4,575         111,167
 PERIOD













                                 PRIME AIR INC.
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 March 31, 1997 and December 31, 1996 and 1995



1. INCORPORATION, PRINCIPLES OF CONSOLIDATION AND ACCOUNTING PRRESENTATION

The Company was incorporated under the laws of the State of Delaware, USA on April 4, 1995 and acquired all of the assets, liabilities and shareholders of a previous Utah Corporation of the same name. The Utah Corporation was reincorporated on August 30, 1993 as Astro Enterprises, Inc. On June 28, 1994, pursuant to appropriate shareholder agreements, Astro Enterprises, Inc. acquired all outstanding shares of Prime Air Inc. (a Canadian Corporation) in exchange for shares of its capital stock on a .787796 to 1 basis, thereby providing the shareholders of Prime Air Inc. with 90% of the outstanding capital stock of Astro Enterprises, Inc. Astro Enterprises, Inc. then changed its name to Prime Air, Inc. Upon incorporation of the Delaware Company, the Utah Corporation was dissolved on May 15, 1995.

On November 10, 1996, Prime Air Inc. (a Nevada Corporation) was formed, the purpose of which is to change the domicile of the Company to the State of Nevada. Prime Air Inc. (Nevada) is a wholly-owned subsidiary of Prime Air Inc. (Delaware); however, to July 14, 1997, it has engaged in no activities except in relation to the organization of that entity.
These consolidated financial statements include the accounts of the Company and its wholly-owned operating subsidiary, Prime Air Inc. (the Canadian Corporation) and have been prepared in accordance with U.S. GAAP standards.

Financial statements as at and for the three-month period ended March 31, 1997 and for the period from the date of inception of this organization as a development stage company on March 10, 1989 to March 31, 1997 are presented herein for information purposes only. These financial statements are unaudited and accordingly no audit opinion has been expressed thereon.

2. NATURE OF OPERATIONS/GOING CONCERN CONSIDERATIONS

The Company is presently in its developmental stage and currently has minimal sources of revenue to provide incoming cash flows to sustain future operations. The Company's present activities relate to the construction and ultimate exclusive operation of an international passenger and cargo air terminal facility in the Village of Pemberton, British Columbia and the operation of scheduled flight services between that facility and certain major centers in Canada and the United States in conjunction with Voyageur Airways Limited. Terminal building construction was substantially completed in May 1996. The future successful operation of the Company is dependent upon its ability to obtain the financing required to complete the terminal construction and commence operation thereof on an economically viable basis.

These consolidated financial statements have been prepared on a "going concern" basis which assumes the company will be able to realize its assets, obtain the required financing and discharge its liabilities and commitments in the normal course of business.




                                 PRIME AIR INC.
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 March 31, 1997 and December 31, 1996 and 1995




3. SIGNIFICANT ACCOUNTING POLICIES

     Reporting Currency


     All amounts in these consolidated financial statements are reported in U.S. funds, being converted from Canadian funds where applicable at the average annual rate as posted by the Internal Revenue Service of the United States as follows:
          1997:     $ 0.7394 U.S. /  $ 1.  CDN.
          1996:     $ 0.7334 U.S. /  $ 1.  CDN.
          1995:     $ 0.7284 U.S. /  $ 1.  CDN.

     Fair Value of Financial Instruments


     In accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value Of Financial Instruments", the carrying amounts reported on the balance sheets for cash and cash equivalents, namely, "cash and short-term deposits", approximate their fair market value.

     Receivables and Prepaid Expenses
     All amounts reported as receivables or prepaid expenses and deposits have been recorded at their original values. There have been no amounts written off as bad debts or provided for as an allowance against the recovery of these assets.

     Capital Assets

          Air Terminal Construction Costs: Expenditures relating directly to the construction of the air terminal facility and related engineering and design have been recorded in the accounts of the Company at cost, net of amortization thereof which is provided on a straight-line basis over the 30 year term of the property lease.

          Furniture and Equipment: Furniture and equipment are stated at cost, net of amortization which is provided for at the rate of 20% per annum on the declining balance basis.

     Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In these financial statements, assets, liabilities and results of operations involve significant reliance on management's estimates. Actual results could differ from the use of those estimates.


                                 PRIME AIR INC.
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 March 31, 1997 and December 31, 1996 and 1995




     3.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Income Taxes

     The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes", in the fiscal year ended December 31, 1996 and has applied the provisions of that statement on a retroactive basis to the previous fiscal year which resulted in no significant adjustment.

     Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

     Deferred income taxes result from temporary differences in the recognition of accounting transactions for income tax and financial reporting purposes. There were no temporary differences at December 31, 1996 and earlier years and accordingly, no deferred tax liabilities have been recognized for all years.

     The Company had cumulative net operating loss carryforwards of approximately $640,000 at December 31, 1996 and $ 400,000 at December 31, 1995. No effect has been shown in the financial statements for these carryforwards as the likelihood of future tax benefit from such is not presently determinable. The potential income tax benefits of the net operating loss carryforwards of approximately $150,000 at December 31, 1996 and $95,000 at December 31, 1995 (based upon current income tax rates) have been offset by valuation reserves of the same amount. The net operating losses begin to expire in the year 1997.














                                 PRIME AIR INC.
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 March 31, 1997 and December 31, 1996 and 1995



4.    CAPITAL ASSETS

     Capital assets consist of the following at March 31, 1997, December 31, 1996 and December 31, 1995:


                                                March 31, 1997
                                                  Accumulated       Net Book
                                     Cost         Amortization       Value
Air terminal construction costs   $ 644,740           $ 26,572     $ 618,168

Furniture and equipment               5,260              1,076         4,184

                                  $ 650,000           $ 27,648     $ 622,352

                                            December 31, 1996
                                                  Accumulated       Net Book
                                     Cost         Amortization       Value

Air terminal construction costs    $ 639,490          $ 21,304     $ 618,186

Furniture and equipment                2,836               814         2,022

                                   $ 642,326          $ 22,118     $ 620,208

                                             December 31, 1995
                                                  Accumulated       Net Book
                                     Cost         Amortization       Value

Air terminal construction costs    $ 313,146      $      -         $ 313,146

     Furniture and equipment           1,530             306           1,224

                                   $ 314,676       $     306      $  314,370





5.    NOTES AND ADVANCES PAYABLE

The notes and advances payable are unsecured, non-interest bearing and are without specific terms of repayment.

6.   RELATED PARTY TRANSACTIONS

During the year ended December 31, 1996, the Company paid no remuneration to any director (year ended December 31, 1995: $16,265).

Directors have advanced funds to the Company in the amount of $ 25,522 to December 31, 1996 (1995: $28,344). These advances are unsecured, non-interest bearing and are without specific terms of repayment.



                                 PRIME AIR INC.
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 March 31, 1997 and December 31, 1996 and 1995



7.    CAPITAL STOCK

     Authorized:
          25,000,000 common shares with a
                       stated par value of $ .001/share
            3,000,000 preferred cumulative convertible shares
                       with a stated par value of $ .001/share

     Common Shares Issued:

                                    Number of Shares       Consideration
     To August 31, 1993
          - for cash                        300,000         $     300
     Prime Air Inc. share exchange
          - June 28, 1994                 2,700,000           350,296
     During year ended December 31, 1995
          - for cash                        562,550           131,756

     Balance at December 31, 1995         3,562,550           482,352


     During year ended December 31, 1996
          - for cash                      1,510,558           755,279
          - for consulting and related
            services                      1,483,673             1,483

                                          2,994,231           756,762

     Balance, December 31, 1996           6,556,781         1,239,114


     During the period ended March 31, 1997
           -shares-for-debt
             settlement (Note 8)            109,582            54,791


     Balance, March 31, 1997              6,666,363       $ 1,293,905




The directors of the Company have authorized the issue of up to a further 500,000 common shares in the form of a director, officer and employee stock options at a price to be determined. The granting of these options is subject to the receipt of regulatory approval.

In July, 1996, management of the Company voluntarily halted trading of its common shares based upon the conclusion that information concerning the history of the Company provided by former management may not have been complete. Adequate information was subsequently provided to the public by management and trading was recommenced on March 27, 1997. The Company is in the process of preparing a registration statement in connection with the proposed change of domicile (referred to in Note 1) to register all of the outstanding common shares of capital stock in the Company.

8.   SHARES-FOR-DEBT SETTLEMENT

The major supplier of flight operations services to the Canadian subsidiary corporation agreed to settle a portion of its outstanding account through the receipt of free-trading common shares of capital stock of the Company. The amount settled of $54,791 represents 109,582 common shares to be issued at a deemed price of $ 0.50 /share. The shares were issued in March, 1997.



                                 PRIME AIR INC.
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 March 31, 1997 and December 31, 1996 and 1995

9.    LEASE COMMITMENT

The Canadian subsidiary corporation has entered into an Airport Lease and Operating Agreement with The Corporation of The Village of Pemberton in British Columbia whereby it has been granted an exclusive and irrevocable lease over the lands and airport facilities associated with the Pemberton Airport. The term of the Lease and Operating Agreement, including extension options relating thereto, is for a total of 30 years with Terminal Rent payable as follows:

          $100 per annum for the initial six (6) years (1993 through 1998); and thereafter

          5% of gross receipts per annum derived from the operation of the Terminal Facilities, excluding amounts received in connection with the sale of airline tickets and other forms of transportation. The lease commitment amounts for 1999 through 2001 cannot be quantified as the amount of gross receipts for those years cannot be determined.

                               PRIME AIR, INC.
                        (a development stage company)

                             Financial Statements

                                March 31, 1997







                               C O N T E N T S


Accountants' Report .................................................... 3

Balance Sheets ......................................................... 4

Statements of Operations ............................................... 5

Statements of Stockholders' Equity...................................... 6

Statements of Cash Flows ............................................... 7

Notes to the Financial Statements ...................................... 8





                             ACCOUNTANTS' REPORT



To the Board of Directors and Stockholders
Prime Air, Inc.

We have compiled the accompanying balance sheets of Prime Air, Inc. (a Nevada corporation) (a development stage company) as of March 31, 1997 and the related statements of income, stockholders' equity and cash flows for the period then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited the accompanying 1997 financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

The financial statements for the year ended December 31, 1996 were audited by us and we expressed an unqualified opinion on them in our report dated April 23, 1997 but we have not performed any auditing procedures since that date.



Salt Lake City, Utah
June 17, 1997
                               Prime Air, Inc.
                        (a development stage company)
                                Balance Sheets





                                    ASSETS


                                             March 31,     December 31,
                                              1997             1996
                                           (unaudited)      (audited)
CURRENT ASSETS

Cash                                       $        10    $       10


Total Current Assets                                10             10


OTHER ASSETS
 Organizational costs (Note 1)                     618            652


TOTAL ASSETS                              $        628    $       662







                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

Accounts payable                          $        525    $       525
Accrued expenses                                   500            500


Total Current Liabilities                        1,025          1,025


STOCKHOLDERS' EQUITY
Preferred stock, 5,000,000 shares
 at $.001 par value; 0 shares outstanding            -               -
Common stock authorized 50,000,000 shares
 at $.001 par value, 10 shares issued and
 outstanding                                         1              1
Capital in excess of par value                       9              9
Retained earning (accumulated during
 the development stage)                           (407)          (373)

Total Stockholders' Equity                        (397)          (363)


TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $        628    $       662




                            Prime Air, Inc.
                     (a development stage company)
                        Statement of Operations
                         For the Periods Ended


                                                                  For the Period
                                                                  from Inception
                                                                  (November 8,
                              March 31,        December 31,       1996) to March
                                1997               1996             31, 1997
                            (unaudited)         (audited)          (unaudited)
REVENUE

Total Revenue               $         -       $      -            $        -


EXPENSES

General and Administrative
 Expense                               314           373                  407

Total Expenses                         314           373                  407


Net (loss) before provision
 for taxes                            (314)        (373)                (407)

Provision for Taxes (Note 1)             -           -                     -


Net income (loss)             $       (314)    $   (373)          $     (407)

Loss Per Share (Note 1)       $         (3)    $    (37)          $      (40)

Average shares outstanding              10           10                   10




                                Prime Air, Inc.
                         (a development stage company)
                       Statements of Stockholders' Equity




                                                            Capital in
                                  Common Stock              Excess of  Retained
                            Shares            Amount        Par        (Deficit)


Balance, November 8, 1996         -           -           $      -     $      -

Issuance of shares for cash
 at $1 per share                  10          1                  9            -

Net (loss) for the year           -           -


Balance, June 30, 1996            10          1                  9         (373)

Net (loss) for the period         -           -                  -          (34)


Balance, March 31, 1997           10     $    1            $     9      $  (407)




                                    Prime Air, Inc.
                             (a development stage company)
                               Statements of Cash Flows


                                                              For the Period
                                                              from Inception
                                                              (November 8,
                                     March 31,  December 31,  1996) to March
                                       1997       1996          31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                    $     (34  ) $  (373 ) $    (407)
Items not requiring cash flow:
 Amortization                               34         23          57
 Increase in accrued expenses
  and accounts payable                       -      1,025       1,025


     Net Cash (Used) by
      Operating Activities                   -        675         675


CASH FLOWS FROM INVESTING ACTIVITIES

  Cash paid for:
   Organization costs                        -       (675 )      (675)

     Net Cash (Used) by
      Investing Activities                   -       (675 )      (675)


CASH FLOWS FROM FINANCING ACTIVITIES

  Issuance of common stock                   -         10           10

     Net Cash Provided by
      Financing Activities                   -         10           10

NET INCREASE (DECREASE) IN CASH      $       -   $     10    $      10

CASH AT BEGINNING OF PERIOD                 10          -            -

CASH AT END OF PERIOD                $      10   $     10    $      10

Supplemental Cash Flow Information
 Cash paid for:
   Interest                        $         -    $     -   $       -
   Taxes                           $         -    $     -   $       -

                                   $         -    $     -   $       -



                                 PRIME AIR, INC.
                           (a development stage company)
                   Notes to the Consolidated Financial Statements

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The Company was incorporated in the State of Nevada on November 8, 1996 as a wholly owned subsidiary of Prime Air, Inc. (Delaware). It is the intention of management of Prime Air, Inc. (Delaware) to merge with Prime Air, Inc. (Nevada) to effect a change of domicile to Nevada.

       Loss Per Share

       The computations of loss per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements.

       Provision for Income Taxes

       No provision for income taxes has been recorded due to net operating loss carryforwards totaling approximately $350 as of December 31, 1996 that will be offset against future taxable income. These NOL carryforwards begin to expire in the year 2012.

       Deferred tax assets and the valuation account is as follows at December 31, 1996:



       Deferred tax asset:
         NOL carryforward      $      100

       Valuation allowance           (100)


       Total                   $        -


       Cash and Cash Equivalents

       For the purposes of the statements of cash flows, cash and cash equivalents are defined as demand deposits at banks and certificates of deposits with maturities less than three months.

       Organization Costs

       Organization costs of the Company are being amortized over 60 months. Total amortization costs for 1996 were $23. Total amortization for the three months in 1997 was $34.

       Development Stage Company

       The Company has yet to fully develop any material income from its stated primary objective and it is classified as a development stage company. All income, expenses, cash flows and stock transactions are reported since inception (November 8, 1996).

NOTE 2  - RELATED PARTY TRANSACTIONS

       During the year, the parent corporation has provided loans for operating cash for the organization of the Company. Total loans made to the Company during 1996 were $525. The loans are non-interest bearing and payable on demand.

NOTE 3 - USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve extensive reliance on management's estimates. Actual results could differ from those estimates.


















                                  PRIME AIR, INC.
                           (a Development Stage Company)

                           Proforma Financial Statements
                                  March 31, 1997



                                 PRIME AIR, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                     PROFORMA CONSOLIDATED BALANCE SHEETS
                        (ALL FIGURES IN US DOLLARS)
                             DECEMBER 31, 1996


                               PRIME AIR     PRIME AIR
                               NEVADA        DELAWARE    ADJUSTMENTS    TOTAL
ASSETS

Cash and short term deposits   $      10     $    101,314           $   101,324
Share subscriptions receivable                      7,333                 7,333
Prepaid expenses and deposits                      12,592                12,592
GST receivable                                     51,208                51,208
TOTAL                                             172,447               172,447

CAPITAL ASSETS                                    620,208               620,208

OTHER ASSETS
Organizational costs                 652                                    652


TOTAL                                662          792,655               793,317

LIABILITIES AND SHAREHOLDERS'
 EQUITY

CURRENT LIABILITIES
Accounts payable and accruals        500          158,174               158,674
Notes and advances payable
 (Note 4)                                           9,067                 9,067
Notes and advances from related
 parties (Note 6)                    525           25,522                26,047
TOTAL                              1,025          192,763               193,788

STOCKHOLDERS' EQUITY
Preferred stock, 5,000,000 shares
 authorized, $.001 par value,
 0 shares issued
Common stock, 50,000,000 shares
 authorized, $.001 par value,
 6,556,791 shares issued and
 outstanding                           1            6,557        (1)      6,557
Additional paid in capital             9        1,232,557         1   1,232,567
Accumulated deficit during
 development stage                  (373)        (639,222)             (639,595)

TOTAL                                662          792,655               793,317


                                PRIME AIR, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                     PROFORMA CONSOLIDATED BALANCE SHEETS
                        (ALL FIGURES IN US DOLLARS)
                             DECEMBER 31, 1995


                               PRIME AIR     PRIME AIR
                               NEVADA        DELAWARE    ADJUSTMENTS     TOTAL
ASSETS

Cash and short term deposits   $      0    $     4,575                $   4,575
Share subscriptions receivable                   7,284                    7,284
Prepaid expenses and deposit                     1,093                    1,093
GST receivable                                  17,012                   17,012
TOTAL                                           29,964                   29,964

CAPITAL ASSETS                                 314,370                  314,370

OTHER ASSETS
Organizational costs                  0                                       0

TOTAL                                 0        344,334                  344,334

LIABILITIES AND SHAREHOLDERS'
 EQUITY

CURRENT LIABILITIES
Accounts payable and accruals         0        230,803                  230,803
Notes and advances payable
 (Note 4)                                        3,642                    3,642
Notes and advances from related
 parties (Note 6)                     0         28,344                   28,344
TOTAL                                 0        262,789                  262,789

STOCKHOLDERS' EQUITY
Preferred stock, 5,000,000
 shares authorized, $.001 par
 value, 0 shares issued
Common stock, 50,000,000
 shares authorized, $.001 par
 value, 3,562,550 shares issued
 and outstanding                      0          3,563                    3,563
Additional paid in capital            0        478,788                  478,788
Accumulated deficit during
 development stage                    0       (400,806)                (400,806)

TOTAL                                 0        344,334                  344,334


                                PRIME AIR, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                     PROFORMA CONSOLIDATED BALANCE SHEETS

                        (ALL FIGURES IN US DOLLARS)
                               MARCH 31, 1997


                               PRIME AIR     PRIME AIR
                               NEVADA        DELAWARE    ADJUSTMENTS     TOTAL
ASSETS

Cash and short term deposits   $     10     $  111,167               $  111,177
Share subscriptions receivable                   7,333                    7,333
Prepaid expenses and deposit                    11,301                   11,301
GST receivable                                  34,607                   34,607
TOTAL                                          164,408                  164,408

CAPITAL ASSETS                                 622,352                  622,352

OTHER ASSETS
Organizational costs                618                                     618

TOTAL                               628        786,760                  787,388

LIABILITIES AND SHAREHOLDERS'
 EQUITY

CURRENT LIABILITIES
Accounts payable and accruals       500         91,119                   91,619
Notes and advances payable
 (Note 4)                                       35,736                   35,736
Notes and advances from related
 parties (Note 6)                   525         25,583                   26,108
TOTAL                             1,025        152,438                  153,463

STOCKHOLDERS' EQUITY
Preferred stock, 5,000,000
 shares authorized, $.001 par
 value, 0 shares issued
Common stock, 50,000,000
 shares authorized, $.001 par
 value, 6,666,363 shares issued
 and outstanding                      1          6,666         (1)        6,666
Additional paid in capital            9      1,287,239          1     1,287,249
Accumulated deficit during
 development stage                 (407)      (659,583)                (659,990)

TOTAL                               628        786,760                  787,388


                                PRIME AIR, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                        (ALL FIGURES IN US DOLLARS)
                  FOR THE THREE MONTHS ENDED MARCH 31, 1997


                               PRIME AIR     PRIME AIR
                               NEVADA        DELAWARE    ADJUSTMENTS     TOTAL
DIRECT COSTS
Flight operations

Admininstrative and general
Audit and accounting
Advertising                                  $    222                  $    222
Amortization                   $      34        5,533                     5,567
Automotive
Consulting fees
Insurance                                       1,624                     1,624
Interest and service
 charges                                          104                       104
Legal                                                                         0
Management remuneration                                                       0
Office and general                              3,355                     3,355
Promotion and
 entertainment                                    753                       753
Rent                                                                          0
Telephone and utilities                         2,000                     2,000
Transfer agent                                  1,200                     1,200
Travel                                          6,862                     6,862
TOTAL                                 34       21,653                    21,687

OTHER INCOME (EXPENSE)
Gain (loss) on foreign
 exchange conversion                             (411)                     (411)
Interest income                                 1,703                     1,703

Net Loss                             (34)     (20,361)                  (20,395)

Net loss per common
 share                                 3            0                        (0)

Weighted average common
 shares outstanding                   10    6,584,177                 6,584,187


                                PRIME AIR, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                        (ALL FIGURES IN US DOLLARS)
                     FOR THE YEAR ENDED DECEMBER 31, 1996


                               PRIME AIR     PRIME AIR
                               NEVADA        DELAWARE    ADJUSTMENTS     TOTAL
DIRECT COSTS
Flight operations                           $    114,720             $  114,720

Admininstrative and general                                                   0
Audit and accounting                              10,140                 10,140
Advertising                                        9,017                  9,017
Amortization                   $     373          21,809                 22,182
Automotive                                                                    0
Consulting fees                                    7,156                  7,156
Insurance                                          6,342                  6,342
Interest and service
 charges                                           7,547                  7,547
Legal                                             25,610                 25,610
Management remuneration                                                       0
Office and general                                 5,728                  5,728
Promotion and
 entertainment                                     2,702                  2,702
Rent                                               2,399                  2,399
Telephone and utilities                           14,865                 14,865
Transfer agent                                     7,149                  7,149
Travel                                            11,172                 11,172
TOTAL                                373         131,636                132,009

OTHER INCOME (EXPENSE)
Gain (loss) on foreign
 exchange conversion                               5,581                  5,581
Interest income                                    2,359                  2,359

Net Loss                            (373)       (238,416)              (238,789)

Net loss per common
 share                               (37)             (0)                    (0)

Weighted average common
 shares outstanding                   10       5,624,974              5,624,984


                                PRIME AIR, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                        (ALL FIGURES IN US DOLLARS)
                      FOR THE YEAR ENDED DECEMBER 31, 1995


                               PRIME AIR     PRIME AIR
                               NEVADA        DELAWARE    ADJUSTMENTS     TOTAL
DIRECT COSTS
Flight operations

Admininstrative and general
Audit and accounting                         $   11,967               $  11,967
Advertising                                       9,017                   9,017
Amortization                                        306                     306
Automotive                                        4,369                   4,369
Consulting fees                                    (426)                   (426)
Insurance                                             0                       0
Interest and service
 charges                                            249                     249
Legal                                                 0                       0
Management remuneration                          16,265                  16,265
Office and general                               11,319                  11,319
Promotion and
 entertainment                                    7,649                   7,649
Rent                                              4,095                   4,095
Telephone and utilities                           7,385                   7,385
Transfer agent                                    4,080                   4,080
Travel                                            4,495                   4,495
TOTAL                                            71,830                  71,830

OTHER INCOME (EXPENSE)
Gain (loss) on foreign
 exchange conversion                                564                     564
Interest income                                       0                       0

Net Loss                                        (71,266)                (71,266)

Net loss per common
 share                                               (0)                     (0)

Weighted average common
 shares outstanding                           3,193,273               3,193,273


                                PRIME AIR, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                PROFORMA CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (ALL FIGURES IN US DOLLARS)
                      FOR THE YEAR ENDED DECEMBER 31, 1996



                               PRIME AIR     PRIME AIR
                               NEVADA        DELAWARE    ADJUSTMENTS     TOTAL
NET INFLOW (OUTFLOW) OF CASH
 RELATED TO THE FOLLOWING
 ACTIVITIES

NET LOSS                      $    (373)    $  (238,416)
NON CASH CHARGE-AMORTIZATION         23          21,809              $   21,832
CHANGE IN NON CASH WORKING
 CAPITAL BALANCES RELATING
 TO OPERATIONS                    1,025        (216,607)               (215,582)
  TOTAL                             675        (334,980)               (334,305)

FINANCING ACTIVITIES
NOTES AND ADVANCES PAYABLE                        5,425                   5,425
NOTES AND ADVANCES FROM
 RELATED PARTIES                                 (2,822)                 (2,822)
ISSUANCE OF CAPITAL STOCK            10         756,763                 756,773
  TOTAL                              10         759,366                 759,376

INVESTING ACTIVITIES
ACQUISITION OF FIXED ASSETS        (675)       (327,647)               (328,322)
  TOTAL

NET CASH INFLOW (0UTFLOW)            10          96,739                  96,749

CASH, BEGINNING OF PERIOD             0           4,575                   4,575

CASH, END OF PERIOD                  10         101,314                 101,324



                                PRIME AIR, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                PROFORMA CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (ALL FIGURES IN US DOLLARS)
                    FOR THE YEAR ENDED DECEMBER 31, 1995


                               PRIME AIR     PRIME AIR
                               NEVADA        DELAWARE    ADJUSTMENTS     TOTAL
NET INFLOW (OUTFLOW) OF CASH
 RELATED TO THE FOLLOWING
 ACTIVITIES

NET LOSS                                     $  (71,266)             $  (71,266)
NON CASH CHARGE-AMORTIZATION                         306                    306
CHANGE IN NON CASH WORKING
 CAPITAL BALANCES RELATING
 TO OPERATIONS                                   208,589                205,589
  TOTAL                                          137,629                137,629

FINANCING ACTIVITIES
NOTES AND ADVANCES PAYABLE                            (5)                    (5)
NOTES AND ADVANCES FROM
 RELATED PARTIES                                  28,344                 28,344
ISSUANCE OF CAPITAL STOCK                        131,755                131,755
  TOTAL                                          160,094                160,094

INVESTING ACTIVITIES
ACQUISITION OF FIXED ASSETS                     (302,017)              (302,017)
  TOTAL

NET CASH INFLOW (0UTFLOW)                         (4,294)                (4,294)

CASH, BEGINNING OF PERIOD                          8,869                  8,869

CASH, END OF PERIOD                                4,575                  4,575


                                PRIME AIR, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                PROFORMA CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (ALL FIGURES IN US DOLLARS)
                      FOR THE PERIOD ENDED MARCH 31, 1997


                               PRIME AIR     PRIME AIR
                               NEVADA        DELAWARE    ADJUSTMENTS     TOTAL
NET INFLOW (OUTFLOW) OF CASH
 RELATED TO THE FOLLOWING
 ACTIVITIES

NET LOSS                     $     (34)     $   (20,361)             $  (20,395)
NON CASH CHARGE-AMORTIZATION        34            5,533                   5,567
CHANGE IN NON CASH WORKING
 CAPITAL BALANCES RELATING
 TO OPERATIONS                                  (49,163)                (49,163)
  TOTAL                              0          (63,991)                (63,991)

FINANCING ACTIVITIES
NOTES AND ADVANCES PAYABLE                       26,669                   26,669
NOTES AND ADVANCES FROM
 RELATED PARTIES                                     61                       61
ISSUANCE OF CAPITAL STOCK                        54,791                   54,791
  TOTAL                              0           81,521                   81,521

INVESTING ACTIVITIES
ACQUISITION OF FIXED ASSETS       (675)          (7,677)                  (8,352)
  TOTAL

NET CASH INFLOW (0UTFLOW)            0            9,853                    9,853

CASH, BEGINNING OF PERIOD           10          101,314                  101,324

CASH, END OF PERIOD                 10          111,367                  111,177


                                   PRIME AIR, INC.
                           (A Development Stage Company)
                NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 December 31, 1996

1.  Proforma Financial Statements

          The proforma financial statements of Prime Air, Inc. (Nevada) are presented to show the results of a proposed merger between Prime Air, Inc. (Delaware) and Prime Air, Inc. (Nevada). The proposed merger between the two companies is presented in the "Plan and Agreement of Merger" dated March 10, 1997. The merger documents call for a stock for stock exchange of Prime Air, Inc. (Delaware) for Prime Air, Inc. (Nevada), the latter being the surviving corporation.

          The financial statements are presented as if 100% of the stock were exchanged.

          The financial statements are presented as if the companies were merged as of March 31, 1997 and December 31, 1996 with comparable figures for December 31, 1995.

2.  Incorporation and Principles of Consolidation

          Prime Air, Inc. (Delaware) was incorporated under the laws of the State of Delaware, USA on April 4, 1995 and acquired all of the assets, liabilities and shareholders of a previous Utah Corporation of the same name. The Utah Corporation was Incorporated on August 30, 1993 as Astro Enterprises, Inc. On June 28, 1994, pursuant to appropriate shareholder agreements, Astro Enterprises, Inc. acquired all of the outstanding shares of Prime Air, Inc. (a Canadian Corporation) in exchange for shares of its capital stock on a .787796 to 1 basis, thereby providing the shareholders of Prime Air, Inc. with 90% of the outstanding capital stock of Astro Enterprises, Inc. Astro Enterprises, Inc. then changed its name to Prime Air, Inc. Upon incorporation of the Delaware Company, the Utah Corporation was dissolved on May 15, 1995.

          On November 10, 1995, Prime Air, Inc. (a Nevada corporation) was formed, the purpose of which will be to change the domicile of the Company to the State of Nevada. Prime Air, Inc. (Nevada) is a wholly-owned subsidiary of Prime Air, Inc. (Delaware); however, to December 31, 1996 it has engaged in no activities except in relation to the organization of that entity.

          These consolidated financial statements include the accounts of the Company and its wholly-owned operating subsidiary, Prime Air, Inc. (the Canadian Corporation).

3.  Nature of Operations/Going Concern Considerations

          The Company is presently in its developmental stage and currently has minimal sources of revenue to provide incoming cash flows to sustain future operations. The Company's present activities relate to the construction and ultimate exclusive operation of an international passenger and cargo air terminal facility in the Village of Pemberton, British Columbia and the operation of scheduled flight services between that facility and certain major centers in Canada and the United States in conjunction with Voyageur Airways Limited. Terminal building construction was substantially completed in May 1996. The future successful operation of the Company is dependent upon its ability to obtain the financing required to complete the terminal construction and commence operation thereof on an economically viable basis.



                                  PRIME AIR, INC.
                           (A Development Stage Company)
                NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 December 31, 1996

4.  Significant Accounting Policies

          Capital Assets

          Air Terminal Construction Costs: Expenditures relating directly to the construction of the air terminal facility and relate engineering and design have been recorded in the accounts of the Company at cost, net of amortization thereof which is provided on a straight-line basis over the 30 year term of the property lease.

          Furniture and Equipment: Furniture and equipment are stated at cost, net of amortization which is provided at the rate of 20% per annum on the declining balance basis.

          Reporting Currency All amounts in these consolidated financial statements are reported in U.S. funds being converted from Canadian funds were applicable at the average annual rate as posted by the Internal Revenue Service of the United States as follows:

                    1996:   $0.7334 U.S./ $1. CDN
                    1995:   $0.7284 U.S./ $1. CDN

5.  Notes and Advances Payable

          The notes and advances payable are unsecured, non-interest bearing and are without specific terms of repayment.

6.  Related Party Transactions

          During the year ended December 31, 1996, the Company paid no remuneration to any director (period ended December 31, 1995:
          $16,265).

          A director has advanced funds to the Company in the amount of $18,169 to December 31, 1996. These advances are unsecured, non-interest bearing and are without specific terms of repayment.

7.  Capital Stock

          The directors of the Company have authorized the issue of up to 500,000 common shares in the form of a director, officer and employee stock options at a price to be determined. The granting of these options is subject to the receipt of regulatory approval.

          In July 1996, management of the Company voluntarily halted trading of its common shares based upon the conclusion that information concerning the history of the Company provided by former management may not have been complete. The Company is in the process of preparing a registration statement in connection with the proposed change of domicile (referred to in Note 1) to register all of the outstanding common shares of capital stock of the Company.




                                  PRIME AIR, INC.
                           (A Development Stage Company)
                NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 December 31, 1996

8.  Lease Commitment

          The Canadian subsidiary corporation has entered into an Airport Lease and Operating Agreement with The Corporation of the Village of Pemberton in British Columbia whereby it has been granted an exclusive and irrevocable lease over the lands and airport facilities associated with the Pemberton Airport. The term of the Lease and Operating Agreement, including extension options relating thereto, is for a total of 30 years with Terminal Rent payable as follows:

                    - $100 per annum for the initial six (6) years; and thereafter

                    - 5% of gross receipts per annum derived from the operation of the Terminal Facilities, excluding amounts received in connection with the sale of airline tickets and other forms of transportation.

9.  Interim Financial Statements

The Company has presented financial information for the quarter ended march 31, 1997 as additional supplemental information for comparison to the financial statements of December 31, 1996 and 1995. Management believes it has made all necessary adjustments to present an accurate financial statement for the quarter. Results of this quarter are not indicative of a full year's operations.


Selected Financial Information is presented for the following companies:


Prime Air, Inc. (Delaware):

                                        December 31,
                          March 31,   1996    1995    1994    1993     1992
                           1997

Operating Revenues             -        -         -     -      -        -
Loss from continuing
  operations               (20,361) (238,416)(71,266)(185,527) (38,426) (49,419)
Loss per common share           (0)     (.04)   (.02)    (.06)    (.04)    (.01)
Total Assets               786,760   792,655 314,370   28,820  344,345  240,858
Long term obligations            0         0       0        0        0        0
Preferred stock                  0         0       0        0        0        0
Cash dividends per share         0         0       0        0        0        0




                                 Prime Air, Inc. (Nevada)

                                               December 31,
                                March 31,    1996    1995    1994    1993   1992
                                  1997

Operating Revenues                   0         0        -      -     -        -
Loss from continuing
  operations                       34         373       -      -     -        -
Loss per common share              (3)       ( 37)      -      -     -        -
Total Assets                      628         652       -      -     -        -
Long term obligations               0           0       -      -     -        -
Preferred stock                     0           0       -      -     -        -
Cash dividends per share            0           0       -      -     -        -

                                            PART II
                             INFORMATION NOT REQUIRED IN PROSPECTUS


  ITEM 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons' conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

            Article VI of the Company's Bylaws provides that the corporation shall indemnify its directors, officers, agents and other persons to the full extent permitted by the laws of the State of Nevada.

  ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

            The exhibits set forth in the following index of exhibits are filed as a part of this registration statement.

            Exhibit No.      Description of Exhibit               Page


             2.1             Plan and Agreement of Merger            *

             2.2             Merger Agreement dated June 29, 1994

             3.1             Articles of Incorporation               *

             3.2             Bylaws of the Company currently
                             in effect                               *

             5.1             Opinion on Legality                     *

             8.1             Opinion on Tax Matters, as amended

            10.1             Airport Leae and Operating
                             Agreement, as amended                   *

            10.2             Employment Agreement with
                             Blaine Haug                             *

            10.3             Employment Agreement with
                             Royle Smith                             *

            10.4             Consulting Agreement with Siverthorn
                             Investments, Ltd.                       *

            10.5             Memorandum of Agreement with Voyageur
                             Airways

            10.6             Addendum to Haug Employment Agreement

            10.7             Addendum to Smith Employment Agreement

            23.1             Consent of Independent Auditors

            23.2             Consent of Counsel (contained in
                              Exhibit 5 above.)                         --

             *Filed with the original registration statement on Form S-4 filed on June 2, 1997 (Commission file no. 333-28249)

                                  MERGER AGREEMENT

          Whereas Prime Air, Inc., a corporation which is registered in the British Columbia, Canada hereinafter referred to as "PAIR" and Astro Enterprises, Inc. a Utah corporation, hereinafter referred to as "ASTRO", wish to effect an asset purchase and reorganization; thereupon the said corporations agree as follows:

                                         I

          ASTRO is a Utah corporation in good standing with the Secretary of State. It is a public company and is currently trading on the NASD-OTC Bulletin Board with two market makers. There are no assets or liabilities with regard to said corporation's financial status, and it is therefore commonly referred to as a _public shell_. The present capitalization consists of 12,000,000 free trading shares currently in the ownership among approximately 170 shareholders. Said current shareholder list will be presented to PAIR upon completion of the asset purchase herein. In addition, there are 18,000,000 restricted shares owned by the Worthington Company (DBA by Paul Parshall, wholly owned proprietorship entity).

                                         II

          All of the currently issued and outstanding shares of PAIR shall be transferred into ownership by ASTRO. Simultaneously, ASTRO shall issue to the current shareholders of PAIR new and additional shares which shall be restricted, so as to effect a 90% ownership by the current PAIR shareholders of the total outstanding shares of ASTRO. Prior to said issuance, the current total number of ASTRO shares shall be reverse split by a ratio of 100 to 1. Thereupon, after said split and after said merger completion, the following resultant number of shares shall be outstanding.

          A. Current PAIR corporation shall own a total of 2,700,000 restricted shares;
          B. Worthington Company shall own a total of 180,000 restricted shares;
          C. The 170 public stockholders of ASTRO shall own a total of 120,000 free trading shares.
          D. The resulting total outstanding and issued shares shall thereupon be 3,000,000.

                                        III

          In consideration of the transfer of said 90% controlling interest to PAIR, the cash sum of $U.S.75,000 shall be paid by PAIR to the Worthington Company, for consulting fees payable $37,500 payable upon completion of asset purchase agreement, with the remaining balance of $37,500 shall be payable simultaneously upon the completion of document contained in IV of this agreement.

                                         IV

          The closing of said merger shall consist of both corporations effecting signed resolutions by the respective Board of Directors, authorizing said merger, reverse split of shares, and said transfer of shares. Paul Parshall agrees to travel to a mutually agreed on time and place to carry out consulting activities to effect said merger. This shall include the necessary documents to effect any required name changes, obtaining a new CUSIP number, Standard and Poors application, printing and issuance of stock certificates, issuing press releases, verifying the minutes, books and records of both corporations, and such other duties as he deems necessary to effect the said merger. Upon the consolidation, all current officers and directors of ASTRO shall resign and the current shareholders of PAIR shall elect new officers and directors.

          In consideration for Paul Parshall offering the above-mentioned services, which is contemplated to require approximately 3 full days in Vancouver, B.C. PAIR shall pre-pay Paul Parshall's air fare, travel expenses, and all out-of-pocket expenses for food & lodging. However, prior to the said consolidation being effected, PAIR and its current shareholders are requested to obtain independent legal counsel to advise them as to the consequences and liability with regard to said consolidation. Any fees in connection with Paul Parshall's services payable to outside third parties, or regulating agencies, shall be paid by PAIR.
                                         V

          ASTRO, represents to PAIR that it is a Utah corporation, in good standing with the Secretary of State. There are no assets or liabilities within said corporation. There is no pending litigation, either civil or criminal or regulatory against ASTRO, nor are there any current claims that Paul Parshall has knowledge of that is reasonably expected to lead to such litigation in the future, due to any past deeds or acts of ASTRO, its past officers of past directors, or shareholders. upon the completion of the merger, PAIR shall become a wholly owned subsidiary of ASTRO all of PAIR's current outstanding shares becoming owned by PAIR. In the event that within six (6) months of the closing date of this merger, there are any substantial liabilities or claims against ASTRO which are discovered by PAIR within said sic months time period, thereupon PAIR shall have the right to rescind this agreement and effect a transfer of its assets back to its current shareholders. However, said recission must be done in good faith and only in the event that said claims or liabilities would have a significant impact upon the continuing operations of PAIR. By way of an example, if a creditor asserts a claim for $500.00 due to a past debt, and this is the only liability found, Paul Parshall shall have the option to reimburse PAIR to avoid the recission.

                                         VI

          PAIR assumes all liability and responsibility for any and all problems, expenses, litigation, regulatory expenses and actions, in connection with ASTRO continued existence and operation, after the date of said merger. Paul Parshall shall not be liable or assume any responsibility for any failure or problems in connection with such matters as stock trading, liquidity, lack of market makers, lack of regulatory permission to issue new stock for consideration, which PAIR and ASTRO may or may not be able to complete or comply with in the future.
                                        VII

          This agreement is conditioned upon the financial statement and records and business plan information of PAIR being physically mailed or presented to Paul Parshall for his review and approval. Said records shall be presented to Paul Parshall on or before June 21, 1994, and he shall thereupon have 72 hours to approve or disapprove of said material. Said approval is being carried out as part of a _due diligence_ review on behalf of the current shareholders of ASTRO.

                                        VIII

          It is contemplated that the name of ASTRO, shall be changed to Prime Air, Inc., upon the effective date of said merger, and Paul Parshall shall assist with said name change.

                                         IX

          It is contemplated that the current transfer agent for ASTRO shall be changed to Transamerica Securities, Ltd., an SEC approved transfer agent. ASTRO agrees to continue to use said transfer agent for a minimum of (2) years. By way of full disclosure, Paul Parshall is owner and director of said transfer agent. The fees to be charged to effect any stock transfer shall be the usual and customary fees currently being charged by similar transfer agents.

                                         X

          In the event that PAIR fails to complete this consolidation agreement, unless extended by mutual consent, and ASTRO is ready, willing and able to complete said consolidation by said date, thereupon the aforesaid $37,500 deposit sum shall be retained by Paul Parshall as liquidated damages.

                                         XI

          This agreement shall be governed by the laws of Utah, an in the event of any dispute, the parties agree to binding arbitration, pursuant to the rules of the American Arbitration Association, with the prevailing party to be awarded attorney fees and all court costs in the event of any litigation.
          Wherefore the parties agree and consent to the above.



Prime Air, Inc.                               Astro Enterprises, Inc.
Blaine Haug                                   by Paul Parshall
CEO and President                             Chief Executive Officer

DATED 6/29/94                                 DATED 6/22/94

c/o Prime Air, Inc.                           c/o Paul Parshall
1008 Beach Ave. #104                          106 Heischman Avenue
Vancouver, BC Canada                          Worthington ,Ohio 43085
Office (604) 685-7722                         (614) 888-6200
FAX (604) 685-7870


Prime Air, Inc. (Delaware)
8598 112 Street
Fort Saskatchewan, Alberta
Canada T8L 3V8

Gentlemen:

You have asked our firm to issue an opinion as to the tax effects of a proposed merger between Prime Air, Inc. (Delaware) and Prime Air, Inc. (Nevada) as described in the Plan and Agreement of Merger of Prime Air, Inc. (Delaware) and Prime Air, Inc. (Nevada) (merger document).

In the merger document, the terms of the merger are stated that the Delaware corporation shall merge with the Nevada corporation, the Nevada corporation being the surviving entity. The exchange shall be one share of Delaware given up for one share of Nevada to be issued; any rights of warrants or options shall be assumed by the Nevada corporation; and dissenting shareholders of the Delaware corporation have rights as to liquidation according to Delaware law.

The agreement can be terminated by the Nevada corporation if more than 5% of the outstanding shares of the Delaware corporation objects to the merger.

The Nevada corporation shall assume all liabilities and assets of the Delaware corporation as well as having the same officers and directors, bylaws, and other corporate identities that the Delaware corporation had before its merger into the Nevada corporation.

In Revenue Ruling 75-561, the Services ruled that a reorganized qualifies under
Section 368 (a)(1)(F) if (1) there is a complete identity of shareholders and their proprietary interest in the transferor and acquiring corporations, (2) the transferor and acquiring corporations are engaged in the same business or integrated activity, and (3) the business enterprise of the two corporations remains unchanged after the combination.

The merger agreement appears to address all the issues discussed and the merger will qualify as a tax free reorganization. If any shareholders disagree with the merger and requests a payout or distribution of their ownership interests, as defined within the agreement, such distributions will not disrupt the tax free status of the transaction.

Any distributions to minority shareholders will be a capital gain to the recipient of the distribution.

Sincerely,



Kevin E. Orton
Orton & Company
Certified Public Accountants

                              MEMORANDUM OF AGREEMENT

          THIS MEMORANDUM OF AGREEMENT made as of the 5th day of January, 1995.

BETWEEN:

          PRIME AIR, INC. a British Columbia Company having it=s registered office at 1724-1055 Dunsmuir Street
          Vancouver, British Columbia, V7X 1C4

          ("Prime Air")

AND:

          VOYAGEUR AIRWAYS LIMITED an Ontario corporation having its head office at North Bay, Ontario, Canada

          ("Voyageur Airways")

THIS MEMORANDUM sets out the agreements that have been reached between Prime Air and Voyageur Airways in connection with Vouageur Airways undertaking the supply, operation and maintenance and servicing of the Dash-7 aircraft engaged and used by Prime Air in the provision of scheduled and charter passenger and cargo air service between, initially, the Vancouver International Airport and thereafter various other Canadian and United States destinations and Prime Air's airport terminal facility at the airport in Pemberton, British Columbia (the _Pemberton Airport_).

                                     SECTION 1

                                 GENERAL AGREEMENT
1.1       General Agreement

          Prime Air and Voyageur Airways each hereby acknowledge, confirm and agree that they have reached the general understandings and agreements set out herein in connection with Prime Air appointing Voyageur Airways to undertake, and Voyageur Airways agreeing to undertake, the supply, operation, maintenance and servicing of such DeHavilland Dash-7 aircraft (the _aircraft_) in respect of the scheduled and charter passenger cargo air service that Prime Air intends to initiate and operate between the Vancouver International Airport in Vancouver, British Columbia and the Pemberton Airport. The intentions of the parties are that Prime Air will construct and operate an airport terminal facility at the Pemberton Airport (the _terminal_), that Prime Air will operate or will cause to be operated, a scheduled and charter passenger and cargo air service to and from the Terminal from Canadian destinations and, with a limited flight schedule, certain cities in the United States and that Voyageur Airways will provide the certifications, authorizations, expertise, facilities, personnel and resources necessary to safely and efficiently operate, maintain and service all Aircraft that Prime Air engages in such operations. For the purposes hereof the parties agree that this Memorandum of Agreement shall only constitute their agreement to enter into further negotiations to complete the transactions set out herein and that they will each negotiate in good faith and enter into such formal document or documents as may be necessary or desirable to reflect their mutual intentions and agreements set out herein.

                                     SECTION 2

                    APPOINTMENT OF VOYAGEUR AIRWAYS AS OPERATOR

2.1       Appointment of Vouageur Airways as Operator

          Prime Air anticipates that it will, prior to December 1, 1995, initiate scheduled Dash-7 passenger and cargo air service between the Vancouver International Airport in Vancouver, British Columbia and the Pemberton Airport and will subsequent to that date, initiate the same service between the Pemberton Airport and various other Canadian and United States destinations. In respect to such air services, Prime Air shall appoint and retain Voyageur Airways as an independent contractor for a term of 5 years to supervise and carry out the operation of all Aircraft engaged and used by Prime Air in connection wich such air services. In making such appointment, Prime Air shall confer on Voyageur Airways the authority to act as Prime Air's operating agent for the purpose of doing all acts and things as shall be necessary for Voyageur Airways to safely and efficiently operate, maintain and services such aircraft and to discharge its responsibilities, duties and obligations to Prime Air.

2.2       Representations and Covenants

          Voyageur Airways represents and covenants with Prime Air that it has and that it will continue to have the certifications, authorizations, expertise, facilities, personnel and resources necessary to provide to Prime Air the functions and services required in connection with the operation, maintenance and servicing of the Aircraft as contemplated herein in a safe, competent and efficient manner.

2.3       Voyageur Airways to act as Independent Contractor

          In the performance of its duties as the operator of the Aircraft as contemplated herein, Voyageur Airways shall act as an independent contractor on behalf of Prime Air and not on its own behalf. Nothing contained herein or in any agreement entered into pursuant hereto shall constitute or be construed to be or create a partnership or joint venture between Prime Air and Voyageur Airways.
                                     SECTION 3

                      DUTIES AND AUTHORITY OF VOYAGEUR AIRWAYS

3.1       Duties and Authority of Voyageur Airways

          Voyageur Airways, as operating agent for Prime Air, shall have the sole and exclusive control, discretion and authority in respect of and be reasonable for the supply, operation, maintenance and servicing of all Aircraft engaged and used by Prime Air in respect of its scheduled and charter passenger and cargo air service from the Terminal. Such control, discretion and authority shall include, without limitation.

          (a)Supervisory Services. Making all day to day decisions in connection with the operation of the aircraft and the supervision of the management, operation, maintenance, servicing thereof;

          (b)Operating Licenses. Apply for and obtain such approvals, licenses and certificates and authorizations as may be necessary from such regulatory authorities having jurisdiction to operate the Aircraft as herein contemplated.

          (c)Maintain and Repair the Aircraft. Maintaining the aircraft and any property of Prime Air under the control of Voyageur Airways in a good state of repair and to all standards required by all regulatory authorities having jurisdiction;

          (d)Provision of Personnel. Providing, selecting, employing, training, terminating, paying, supervising, directing and assigning the duties and responsibilities of all persons required by Voyageur Airways to provide its services hereunder in a safe, competent and efficient manner;

          (e)Compliance with Laws. Taking all action as is necessary to ensure that the operation of the aircraft remains in compliance with all Federal, Provincial or Municipal statutes, regulations, bylaws, rules and orders and with the requirements of any regulations or requirements of the damage or liability insurance companies with which the aircraft and Prime Air may be ensured;

          (f)Provision of Information. Preparing and furnishing to Prime Air such reports, work programs, budgets, estimates, statements, data and information relating to the operation of the Aircraft as may be reasonably required by Prime Air;

          (g)Record Keeping. Keeping proper books, records and accounts in connection with the operation of the aircraft and permitting Prime Air at any time during normal business hours to inspect all such books, records and accounts.

          (h)Insurance. To maintain insurance, purchasing and maintaining in full force such insurance as may be reasonably required by Prime Air to adequately protect Prime Air against loss or damage to the Aircraft and against claims by a third persons arising from loss or damage to the property of such third persons or from personal injury or death; and

          (i)General. Generally doing all such acts, matters and things necessary for the proper operation, maintenance, repair and servicing of the Aircraft.

                                     SECTION 4

                              OBLIGATIONS OF PRIME AIR

4.1       Obligations of Prime Air

          During the term of the Agreement Prime Air shall operate the scheduled and charter passenger and cargo air service to and from the Terminal as herein provided and in connection therewith shall:

          (a)Marketing. Undertake the planning; preparation, conduct, coordination, and contracting for all reasonably desirable marketing, advertising and promotional activities and programs with respect to its air service operations.

          (b)Terminal Facilities. Construct and operate the Terminal Facility at the Pemberton Airport to an appropriate high standard and to properly and efficiently service all persons using its air service: and

          (c)Flight Schedule. From time to time establish all flight schedules in connection with the operation of the air service.

                                     SECTION 5

                                 FEES AND EXPENSES

5.1       Operating Fee

          During the term of the Agreement, Prime Air agrees to pay Voyageur Airways for supply of aircraft and the performance of its operational, maintenance and servicing services hereunder such fees as the parties shall negotiate and agree upon within 90 days as of the date of confirmation by Prime Air of obtaining required financing. In addition, Prime air agrees to provide a letter of credit based on bank term deposits to secure payments to Voyageur Airways.

5.2       Expenses

          Prime Air shall reimburse Voyageur Airways for all direct out of pocket expenses incurred by Voyageur Airways in rendering its services to Prime Air.

                                     SECTION 6

                                 FORMAL AGREEMENTS

6.1       Formal Agreements
          Prime Air and Voyageur Airways each acknowledge and agree that they shall, within the time limit specified in Section 5.1, negotiate in good faith and execute and deliver such formal documents as may be required to fully reflect their mutual intentions hereunder. Such documents shall set out the general intention of the parties set out herein, shall be in such form as are typical in agreements of such sort and shall, in all respects, be acceptable to the parties hereto and their respective professional advisors. In the event such formal documentation has not been concluded, executed and delivered within the time limit specified in Section 5.1, or such other date as the parties may agree upon in writing, this Memorandum of Agreement shall be of no further force and effect and neither party shall any further obligation to the other.

                                     SECTION 7

                                   MISCELLANEOUS

7.1       Agreement to Constitute Framework Only

          The parties expressly acknowledge that this Memorandum of Agreement is intended to provide a framework within which the proposed transaction for the operation, maintenance and servicing of Prime Air's

Aircraft can be pursued and nothing in this Memorandum of Agreement shall create any legal obligation on the parties until the execution and delivery of the definitive documentation contemplated herein.

7.2       Mutual Support

          Each of the parties hereto shall cooperate and support all things necessary to give effect to the intent of this Memorandum of Agreement.

PRIME AIR, INC.

Per:      Blaine Haug



VOYAGEUR AIRWAYS LTD.

Per:      Max Shapiro

                          ADDENDUM TO EMPLOYMENT AGREEMENT

          THIS ADDENDUM entered into this 8th day of July 1997, is by and between Prime Air, Inc., a Delaware corporation (the "Company"), and Blaine Haug, an individual (the "employee").

                                      RECITALS

          WHEREAS, the Company and the Employee entered into an employment agreement dated January 18, 1996, (the "Employment Agreement");

          WHEREAS, the Company has entered into a merger agreement which essentially provides for a change of domicile of the Company from the State of Delaware to the State of Nevada; and

          WHEREAS, the parties to the Employment Agreement desire to clarify the coverage of such agreement and to waive certain provisions;

          NOW THEREFORE, the parties hereto hereby mutually agree as follows:

          1. The parties hereby acknowledge that the Employment Agreement is by and between the Employee and Prime Air, Inc., the Delaware entity and not the British Columbia entity. The parties further agree that the compensation and benefits to be paid to the Employee under the terms of the Employment Agreement shall compensate the Employee for any and all services performed in any capacity either for the Company or its wholly owned or majority owned subsidiaries, as such duties may be assigned by the respective board of directors.

          2. Pursuant to the terms of Paragraph 7 of the Employment Agreement, the parties hereby waives the provisions of subparagraph 4.7 of the Employment Agreement solely in connection with the currently existing Agreement and Plan of Merger dated March 10, 1997, (the "Merger Agreement") by and between the Company and Prime Air, Inc., a Nevada corporation ("Prime Air (NV)"). This waiver shall not apply to any other future action by the Company as contemplated by said subsection 4.7.

          3. The parties acknowledge that the terms, conditions, obligations, and benefits of the Employment Agreement, as amended or modified hereby, shall be assumed by Prime Air (NV) upon the closing of the Merger Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this document the day and year first above written.

THE COMPANY:                                  Prime Air, Inc.


                                              By /s/ Royle Smith
                                              Royle Smith, President



THE EMPLOYEE:                                 /s/ Blaine Haug
                                              Blaine Haug, Individually
                          ADDENDUM TO EMPLOYMENT AGREEMENT

          THIS ADDENDUM entered into this 8th day of July 1997, is by and between Prime Air, Inc., a Delaware corporation (the "company"), and Royle Smith, an individual (the "employee").

                                      RECITALS

          WHEREAS, the Company and the Employee entered into an employment agreement dated January 18, 1996, (the "Employment Agreement");

          WHEREAS, the Company has entered into a merger agreement which essentially provides for a change of domicile of the Company from the State of Delaware to the State of Nevada; and

          WHEREAS, the parties to the Employment Agreement desire to clarify the coverage of such agreement and to waive certain provisions;

          NOW THEREFORE, the parties hereto hereby mutually agree as follows:

          1. The parties hereby acknowledge that the Employment Agreement is by and between the Employee and Prime Air, Inc., the Delaware entity and not the British Columbia entity. The parties further agree that the compensation and benefits to be paid to the Employee under the terms of the Employment Agreement shall compensate the Employee for any and all services performed in any capacity either for the Company or its wholly owned or majority owned subsidiaries, as such duties may be assigned by the respective board of directors.

          2. Pursuant to the terms of Paragraph 7 of the Employment Agreement, the parties hereby waives the provisions of subparagraph 4.7 of the Employment Agreement solely in connection with the currently existing Agreement and Plan of Merger dated March 10, 1997, (the "Merger Agreement") by and between the Company and Prime Air, Inc., a Nevada corporation ("Prime Air (NV)"). This waiver shall not apply to any other future action by the Company as contemplated by said subsection 4.7.

          3. The parties acknowledge that the terms, conditions, obligations, and benefits of the Employment Agreement, as amended or modified hereby, shall be assumed by Prime Air (NV) upon the closing of the Merger Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this document the day and year first above written.

THE COMPANY:                                  Prime Air, Inc.


                                              By /s/ Blaine Haug
                                              Blaine Haug, Chairman



THE EMPLOYEE:                                 /s/ Royle Smith
                                              Royle Smith, Individually





ITEM 22.  UNDERTAKINGS

   (a)    The undersigned Registrant hereby undertakes that it will:

          (1)File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to (i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2)For the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

          (3)File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                     SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pemberton, British Columbia, Canada, on the ____ day of July 1997.

                           PRIME AIR, INC.


By:
Royle Smith, President


By:
Blaine Haug, Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




By:                                                     July ___, 1997
       Blaine Haug, Director




By:                                                     July ____, 997
       John Eberhard, Director



By:                                                     July ____, 1997
        Greg Duffy, Principal Financial and
         Accounting Officer









                                   August 3, 1997


Andrew A. Gerber, Special Counsel
Division of Corporation Finance
US Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: Prime Air, Inc.; Registration Statement on Form S-4; File No. 333-28249

Dear Mr. Gerber:

          Attached for filing is Amendment No. 1 to the registration statement of Prime Air, Inc. on Form S-4. Pursuant to the requirements of Rule 310 of Regulation S-T, all changes to the text of the form have been marked by
inserting the tag     before and the tag      following each paragraph
containing changed material.

          In response to the comments set forth in your letter dated July 2, 1997, I have been authorized to provide you with the following responses which correspond to your numbered comments:

General


          1. The cover page of the registration statement has been amended to reflect Delaware as the state of incorporation of the Registrant. However, the Registrant believed that because the stock in the merger would be issued by the Nevada corporation, that such entity would be the proper registrant.

Cover Page

          2.    The page number of the risk factor section has been added.

          3. In response to your comment concerning the information required by Item 502(f) of Regulation S-K, management does not believe that the issuer of the securities is a "foreign private registrant" since the issuer of the securities in this instance is a US corporation. Also, the issuer in this case is not "a foreign government, a national of any foreign country or a corporation or other organization incorporated or organized under the laws of any foreign country" as defined in Rule 405 of Regulation C. If in this case the staff of the Commission disagrees with this conclusion, or if the staff believes that such disclosure would be required under Rule 408 of Regulation C or otherwise, please so advise the Registrant and such disclosure will be added.

Additional Information


          4. The Commission's web site information has been added to this section.

          5. The requested changes have been made to this section. Voting at the Special Meeting


          6.    The word "unanimously" has been added.

Proxies

          7.    The required language has been added.

          8.    The required language has been added.

                         Proxy Statement/Prospectus Summary


The Companies

          9. The requested changes and cross-reference have been made to the last paragraph of this section.

Rights of Dissenting Shareholders

          10.The cross-reference has been added to this section.

Recent Prices of Common Stock

          11.Management believed that the information about the company, which had been prepared by Mr. Parshall, did not adequately describe the relationship between the original Utah corporation known as "Astro Enterprises, Inc." and Prime Air (Del) and that investors may have been confused about the relationship between the two entities. In addition, management learned that Mr. Parshall had entered into an injunction with the Commission in relation to another company and therefore did not wish to have the investing public rely upon any disclosure documents prepared by Mr. Parshall until a full review of such disclosure could be accomplished. Management believes that the disclosure information which was prepared following the termination of Mr. Parshall as an officer or director of the company was accurate and therefore, that a trading market could recommence.

Federal or State Regulatory Requirements

          12.The language of this section has been revised.

Risk Factors

          13.Some of the risk factors have been retitled as noted in this section. Also, management has reviewed the risk factors in light of any revisions which are also noted in this section.

          14.Management disagrees that a risk factor concerning Mr. Orton would be material. Please see the supplemental letter from Mr. Orton concerning this matter. If the staff disagrees with this position by the Registrant, please advise and a risk factor will be included.

          15.A new risk factor titled "Additional Capital Requirements" has been added in response to this comment. For the company to commence its principal operations, no further construction on the terminal is required.

Limited Operating History

          16.This risk factor has been revised pursuant to the comment.

Limited Operating History

          17.This risk factor has been retitled to "No Operating History" and the amounts of accumulated deficit and net losses for the year end and March 31st have been added.
Start-up Business

          18.The requested changes have been made to this risk factor.
Competition

          19.This risk factor has been revised to state that no marketing studies have been performed.

Government Regulations

          20.Voyageur Airways Limited has represented to the Registrant that it has the necessary licenses and operating certificates, and language has been added to the risk factor to clarify this.

Applicability of Penny Stock Risk Disclosure Requirements

          21.The requested changes have been made to this risk factor.

Security Ownership of Certain Beneficial Owners

          22.Mr. Johnson and Ms. Jarvis have indicated to the Company that they intend to vote for the merger and this section has been so revised.

Item One-Approval of Agreement and Plan of Merger

          23.The requested changes to this section have been made.

Conditions to the Merger

          24.Additional conditions have been added to this section and language has been added stating that the conditions are not waivable.
Basis and Reasons for the Merger; Recommendations

          25.The language for this section has been expanded.

Interests of Certain Persons

          26.No change of control would occur as a result of the merger and no payments will be made to insiders as a result of the merger. Such language has been added to this section.

Conversion of Options

          27.No options will be issued and such language has been added to this section.

Executive Compensation

          28.Language has been added to the description of the employment agreements of Mr. Haug and Mr. Smith disclosing the amount of time each devotes to the Company. Also, each of the employment agreements has had an addendum added to it which are attached as exhibits to this filing.

          29.The amounts of these salaries were paid in stock as provided in the employment agreements. The description of the employment agreements has been expanded to more fully disclose this item.

          30.The material terms of the employment agreements have been added for Mr. Haug and Mr. Smith.

          31.The only agreement Mr. Haug has with the Company is his employment agreement which is disclosed in this section as expanded in this amended filing.

Certain Transactions

          32.A new section titled "Certain Transactions" has been added immediately preceding the section titled "Information with Respect to Prime Air
(NV)."

Information with Respect to Prime Air (NV)

          33.The Registrant does not believe the information in the third paragraph of this section is contradictory, and therefore, no changes have been made in response to this comment.

Federal Income Tax Consequences

          34.Language has been added to this section in response to this comment.

Prime Air (Del)

          35.The first two sentences of the second paragraph remain unchanged and a new third paragraph has been added which expands the discussion of the merger between Astro and Prime Air (BC). Also, the merger agreement dated June 1994 has been added as an exhibit.

          36.Language has been added to this section which sets forth the reasons for the change of domicile to the State of Delaware.

Legal Proceedings

          37.The names of the persons referred to in the paragraph have been added.

          38.The company named in the SEC order was not a predecessor to the Registrant. The "Astro Enterprises, Inc." named in the order was incorporated in the State of Utah on May 23, 1985, and was involuntarily dissolved by the State of Utah on May 1, 1990. The predecessor company to the Registrant was also incorporated in the State of Utah under the name of "Astro Enterprises, Inc." in 1993, three years after the dissolution of the other company. There was no contractual relationship between the two entities and no relationship between the management of the old company and the predecessor to the Registrant. Language has been added to this section to clarify this issue.

          39.Set forth in the revised material under this section is the position of the Registrant as to why it believes that the SEC order did not apply to the Registrant.

Airport Lease and Operating Agreement

          40.Information concerning the construction of the terminal facility has been added to this section.

Government Regulation and Licensing

          41.Information concerning insurance and environmental issues has been added to this section.

Marketing

          42.The reference to the "major international airline" has been deleted.

Select and Summary Financial Information

          43.The information required by Rules 301 and 302 of Regulation S-K has been added immediately preceding the section on Managements' Discussion and Analysis.

Management's Discussion and Analysis

          44.Language has been added to this section to expand the discussion in compliance with Item 303 of Regulation S-B.
Shareholder Proposals

          45.A new section entitled "Shareholder Proposals" has been added immediately preceding the section titled "Other Information."

Financial Statements

          For responses to comments numbered 46 through 54 and comment number 56, please see the letters of Mr. Orton and Mr. Rutherford included with this filing.

Item 22 Undertakings

          55.The undertakings required by Item 512(a) of Regulation S-K has been added to this section.

          The Registrant has updated the information in the registration statement.

          The Registrant notes that some of the staff's comments make reference to information required pursuant to Regulation S-B and others to Regulation S-K, although the Registrant believes it meets the requirements to be designated as a small business issuer. The Registrant would like clarification under the designated form of registration statement as to which of the items of S-K would apply to the required disclosure rather than the items of S-B. The Registrant notes that paragraph 3 of General Instruction D of the form S-4 refers registrants to items of Regulation S-B and not S-K. Your guidance would be appreciated.

                                                         Sincerely,


                                                         Ronald N. Vance
Encl.
cc:       Prime Air (Del)
          Kevin Orton, CPA
          Bruce Rutherford, Chartered Accountant








July 23, 1997



Securities & Exchange Commission
Division of Corporation Finance
Washington, D.C. 20549

Gentlemen:

Re:  Prime Air, Inc.

Per your request, we hereby submit additional information, clarification, and changes per your comments of your letter of July 2, 1997. This letter from our office only clarifies or answers those related to accounting related topics regarding the financial statements and the applicable discussion in the language of the body of S-4.

Risk Factors

Question 14

SEC: Provide a risk factor that discusses the recent indictment of Kevin Orton. The allegations against Mr. Orton should be discussed.

Response: The allegations as set forth in the indictment are not of the nature of that of any financial disclosures as a result of my role as an auditor. The allegations are centered around activities of management (of which I was not part of or participated in) in stock transactions and broker activities of which the defendants are vigorously denying and fighting. Any risk factors related to these allegations are not of the nature that give any question of credibility as an auditor or accountant presenting financial information to the public and should not be included as a risk factor.

Pro Forma Financial Statements

Question 52

SEC: Please provide separate columns for Prime Air, Inc. and Prime Air, Inc. and a total column for each period presented. Please include an adjustment column for the Equity Section.

Response: Revised Proforma Financial Statements for all periods presented have been included to show separate columns for Prime Air Nevada and Delaware with the appropriate adjustment and total columns.

Question 53

SEC: Update all financial statements and other financial data and information in the filing - see regulation S-X, rule 3-12.

Response: All financial statements has been updated to include March 31, 1997 information, including the proforma financial statements.
Question 54

A currently dated consent of the independent accountants should be provided in the amendment that is expected to be declared effective.

Response: An updated consent is being provided for both the audited financial statement of Prime Air, Inc. (Nevada) and the tax opinion of the merger agreement.

Question 56

SEC: The opinion states that the merger "should" qualify as a tax free reorganization. Please clarify to provide a clear and unambiguous opinion. Mr. Orton should also provide a consent.

Response: Wording in the tax opinion has been changed accordingly to be more definitive on the qualifications of the tax free reorganization.

Therein concludes our discussion per your request. If you have any further questions, we will respond accordingly.

Sincerely,




Kevin E. Orton
Orton & Company
Certified Public Accountants




                                              July 26, 1997



United States
Securities and Exchange Commission
Washington, DC
20549

                           Re: Prime Air Inc.
                           File No. 333-28249

Dear Sirs:

          With respect to comments contained in your correspondence of July 2, 1997 relating to the consolidated financial statements of Prime Air Inc., we offer the following responses to items 46. Through 51.

46. Paragraph 3 of Note 1 to the consolidated financial statements has been amended to state that the financial statements "have been prepared in accordance with U.S. GAAP standards".

47. In compliance with reporting standards of the Canadian Institute of Chartered Accountants, we have added an addenda to the Auditor's Report, namely, "Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference", which addresses the "going concern" issue.

48. The consolidated statements of operations and cash flows have been amended to include the cumulative data of this "Development Stage Company".

49. Paragraph 1 of Note 1 to the consolidated financial statements has been amended to state that the Utah Corporation (Astro Enterprises, Inc.) was reincorporated on August 30, 1993. Astro Enterprises, Inc. was a dormant corporation prior to that date which, as noted, had ceased all required S.E.C. filings as of September 30, 1990.

50. Note 4 to the consolidated financial statements has been added, summarizing capitalizable expenditures and provisions for amortization.

51. Footnote disclosures have now been provided as required by SFAS 109 with respect to "accounting for income taxes".

We trust these comments, together with the revised consolidated financial statements and auditors' report dated July 26, 1997, will satisfactorily address the concerns of the "Commission".

Should further comments or explanations be required, please do not hesitate to contact the writer.

                                              Yours very truly,



                                              Bruce E. Rutherford, C.A.